As filed with the Securities and Exchange Commission on April 24, 2007

                                                              File No. 333-87218
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         POST-EFFECTIVE AMENDMENT NO. 4


                         PHL VARIABLE INSURANCE COMPANY
                       ----------------------------------
             (Exact name of registrant as specified in its charter)

          Connecticut                                6311                                06-1045829
-------------------------------          ----------------------------              ----------------------
(State or other jurisdiction of          (Primary Standard Industrial                   (IRS Employer
incorporation or organization)            Classification Code Number)              Identification Number)

                                ONE AMERICAN ROW
                               HARTFORD, CT 06102
                                 (800) 447-4312
                       ----------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              JOHN R. FLORES, ESQ.
                         PHL VARIABLE INSURANCE COMPANY
                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5127
                       ----------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: The market value adjustment interests under annuity contracts covered by this registration statement are to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Numbers 333-20277 and 333-55240.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

            MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT ANNUITY


                                    Issued by

                         PHL VARIABLE INSURANCE COMPANY


PROSPECTUS                                                           MAY 1, 2007



This prospectus describes a Market Value Adjusted Guaranteed Interest Account Annuity ("MVA"). The MVA is only available for use under certain PHL Variable Insurance Company's variable accumulation deferred annuity contracts ("Contract"). The MVA and the contracts are available through Phoenix Equity Planning Corporation ("PEPCO"), the principal underwriter.


The contract prospectus must accompany this prospectus. You should read the contract prospectus and keep it, and this Prospectus, for future reference.


Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

PEPCO is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.

Your investment in the MVA is subject to possible loss of principal and earnings, since a surrender charge and market value adjustment may apply to withdrawals or upon surrender of the contract. Please see the "Risk Factors" section on page __.

An investment in the MVA is not:

o   a bank deposit or obligation; or

o guaranteed by any bank or by the Federal Deposit Corporation or any other government agency.








IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:

[envelope]  PHL VARIABLE INSURANCE COMPANY
            ANNUITY OPERATIONS DIVISION
            PO Box 8027
            Boston, MA 02266-8027

[telephone] Tel. 800/541-0171

                        TABLE OF CONTENTS

Heading                                                   Page
--------------------------------------------------------------

SPECIAL TERMS............................................    3

RISK FACTORS.............................................    3

PRODUCT DESCRIPTION......................................    3
   The Nature of the Contract and the MVA................    3
   Availability of the MVA...............................    4
   The MVA...............................................    4
   Market Value Adjustment...............................    4
   Setting the Guaranteed Rate...........................    5
   Deduction of Surrender Charges on Withdrawals.........    5
INVESTMENTS BY PHL VARIABLE..............................    5
DISTRIBUTION OF CONTRACTS................................    6
FEDERAL INCOME TAXATION DISCUSSION.......................    6
ACCOUNTING PRACTICES.....................................    6
DESCRIPTION OF PHL VARIABLE .............................    6
   Overview..............................................    6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS......................    7

   Selected Financial Data...............................    7
   Adoption of New Accounting Standards..................    8
   Accounting Standards Not Yet Adopted..................    8
   Critical Accounting Estimates.........................    9
   Statutory Capital and Surplus and Risk-Based Capital..   11
   General Account.......................................   12
   Separate Accounts.....................................   12
   Debt and Equity Securities Held in General Account....   12
   Liquidity and Capital Resources.......................   14
   Contractual Obligations and Commercial Commitments....   15
   Off-Balance Sheet Arrangements........................   16
   Reinsurance...........................................   16

   Executive Compensation and Management Ownership
      of PNX Shares......................................   18
   The Separate Account..................................   18

EXPERTS..................................................   18

THE PHOENIX COMPANIES, INC. - LEGAL PROCEEDINGS
     ABOUT COMPANY SUBSIDIARIES..........................   19















                           INCORPORATION BY REFERENCE

   PHL Variable Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated herein by reference, which means that it is legally a part of this prospectus. We have also attached the Form 10-K to the prospectus.

   After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Securities Exchange Act of 1934 are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

   Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

   We file our Securities Exchange Act of 1934 documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q, electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0001031223. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

   The address of the site is http:// www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 100 F Street NE, Room 1580, Washington, DC 20549-2001. For more information on the operations of the SEC's Public Reference Room, call 1-800-SEC-0330.

   If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please call our Annuity Operations Division at 800-541-0171.

SPECIAL TERMS

--------------------------------------------------------------------------------

    As used in this prospectus, the following terms mean:

CONTRACT VALUE: Prior to the end of the guarantee period, the sum of the values under a contract of all accumulation units held in the subaccounts of the Separate Account plus the values held in the Guaranteed Interest Account and in the MVA.

CURRENT RATE: The guaranteed rate currently in effect for amounts allocated to the MVA, established from time to time for various guarantee periods.

DEATH BENEFIT: An amount payable upon the death of the annuitant or owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the guarantee period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the guaranteed rate on amounts allocated to the MVA.


GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable. The GIA is funded by our general account.


GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a guarantee period. Guaranteed rates are fixed at the time an amount is credited to the MVA and remain constant throughout the guarantee period.


MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT ANNUITY): This is an account that pays interest at a guaranteed rate if held to the end of the guarantee period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are part of the assets allocated to PHL Variable Separate Account MVA1.


MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a contract owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the expiration date of the guarantee period.

PHL VARIABLE (COMPANY, WE, US, OUR): PHL Variable Insurance Company.


SEPARATE ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company which funds the variable annuity contract associated with the MVA (see "The Nature of the Contract and the MVA" for a description of the Separate Account).


RISK FACTORS
--------------------------------------------------------------------------------

[diamond] Investment Risk--Principal and interest when credited are guaranteed by the company unless you make a withdrawal from or surrender the contract, which may be subject to a surrender charge and MVA.

[diamond] Loss of Principal Risk--Withdrawals and surrenders from the contract in excess of the free withdrawal amount, prior to the end of the surrender charge period, are subject to a surrender charge and market value adjustment ("MVA"). A negative MVA is limited to the contract's interest, therefore, the application of a negative MVA alone will not result in loss of principal. However, the combination of the surrender charge and MVA may result in loss of principal.



PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

THE NATURE OF THE CONTRACT AND THE MVA
    The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The contract is described in detail in its own prospectus. You should review the contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.


[diamond] The MVA currently provides four choices of interest rate Guarantee
          Periods:
          o 3 years                    o 5 years


          o 7 years                    o 10 years

The 3-year and 5-year MVA guarantee periods are not available options for the allocation of payment or transfer amounts for contracts purchased after July 18, 2003.

Contract owners with amounts allocated to guarantee periods purchased before, but expiring after July 18, 2003, may elect to begin a new guarantee period of the same duration.

[diamond] Purchase payments can be allocated to one or more of the available MVA guarantee period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the Separate Account, the GIA or other available MVA guarantee periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.

[diamond] Amounts may be transferred to or from the MVA according to the transfer rules under the contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)

[diamond] Allocations that remain in the MVA until the applicable expiration date will be equal to the amount originally allocated, multiplied by its guaranteed rate, which is compounded on an annual basis.

[diamond] A market value adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the expiration date. (See "The MVA.")

[diamond] The contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the contract value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No market value adjustment will be applied to withdrawals to pay Death Benefit proceeds.

[diamond] We may offer additional guarantee periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

          We reserve the right to elaborate upon, supplement or alter the terms or arrangements associated with, or relating to, this prospectus in connection with the offering of flexible premium accumulation deferred annuity contracts utilizing market value adjusted guaranteed interest account contracts to certain institutional investors, provided that such arrangements do not materially and adversely affect the rights or interests of other investors hereunder.

AVAILABILITY OF THE MVA
    The MVA is not available in all states. For information, call our Annuity Operations Division at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your contract value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.

    We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date ("window period") to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the subaccounts of the Separate Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you chose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

    We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact us to determine the current guarantee periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the contract prospectus for a description of these charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

    A market value adjustment will not be applied upon the payment of the death benefit.

    The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

    The market value adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

                     [{     1+i    }  (n/12)]
         = Amount x  [{ -----------}      -1]
                     [{ 1+j+0.0025 }        ]
    where,

    Amount, is the amount being withdrawn less any applicable administrative charges;

    i, is the guaranteed rate being credited to the amount being withdrawn;

    j, is the current rate, which is the current interest rate for new deposits with a guarantee period equal to the number of years remaining in the current guarantee period, rounded up to the next higher number of complete years;

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current guarantee period.

    If the company does not offer a guarantee period equal to the number of years remaining in the guarantee period, "j" will be determined by interpolation of the guaranteed rate for the guarantee periods then available.

EXAMPLES
    The following examples illustrate how the market value adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

       $10,000 x (1.055)(2) = $11,130.25

    2. The current rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $-386.43, and is calculated as follows:

                               [{    1 + 0.055     } (36/12) ]
       $-386.43 = $11,130.25 x [{------------------}       -1]
                               [{1 + 0.065 + 0.0025}         ]

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is:

       $10,000 x (1.055)(2) = $11,130.25

    2. The current rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $240.79, and is calculated as follows:

                               [{    1 + 0.055     } (36/12) ]
       $+240.79 = $11,130.25 x [{------------------}       -1]
                               [{1 + 0.045 + 0.0025}         ]

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    We determine guaranteed rates for current and future purchase payments, transfers or renewals. Although future guaranteed rates cannot be predicted, we guarantee that the guaranteed rate will never be less than 3% per annum.

DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS
    A market value adjustment will apply if a withdrawal is made before the expiration date and outside the window period as described above.

    Depending on your contract, a full or partial withdrawal of contract value, including amounts in the MVA, may also be subject to a surrender charge.

    Please note that other charges may also be imposed against the contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your contract and of other applicable charges, please see the "Charges and Deductions" section of the contract prospectus.


INVESTMENTS BY PHL VARIABLE
--------------------------------------------------------------------------------

    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the contract, and do not depend on the investment performance of the assets in Separate Account MVA1.

    Under Connecticut law, all income, gains or losses of Separate Account MVA1, whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1, without regard to our other income, gains and losses. The assets of the Separate Account MVA1 may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.


    There are no discrete units in Separate Account MVA1. No party with rights under any contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.


    In establishing guaranteed rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.


DISTRIBUTION OF CONTRACTS
--------------------------------------------------------------------------------

    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the contracts. PEPCO is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the NASD. PHL Variable is an indirect, wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). PEPCO is an indirect, wholly owned subsidiary of The Phoenix Companies, Inc. and is an affiliate of the company and of PHL Variable.

    PEPCO enters into selling agreements with broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). Contracts with the MVA option are offered in states where we have received authority and the MVA and the contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a contract is 7.25%.


FEDERAL INCOME TAXATION DISCUSSION
--------------------------------------------------------------------------------

    Please refer to "Federal Income Taxes" in the contract prospectus for a discussion of the income tax status of the contract.


ACCOUNTING PRACTICES
--------------------------------------------------------------------------------

    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this prospectus.

    The financial statements and other financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.


DESCRIPTION OF PHL VARIABLE
--------------------------------------------------------------------------------

OVERVIEW
    Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.


    PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company ("Phoenix") through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. ("PNX"), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851. In 1992, in connection with its merger with Home Life Insurance Company, Phoenix redomiciled to New York.

    On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

    The following chart illustrates our corporate structure as of December 31, 2006.

                                     -----------------------------
                                      The Phoenix Companies, Inc.

                                     -----------------------------
                                                   |
                              ----------------------------------------
                              |                                      |
              --------------------------------  -----------------------------------------
               Phoenix Life Insurance Company    Other Domestic and Foreign Subsidiaries
                             100%                             Various %s

              --------------------------------  -----------------------------------------
                              |
         ----------------------
         |
-------------------
 PM Holdings, Inc.
      100%

-------------------
         |
         |    --------------------------------
         |     PHL Variable Insurance Company
         |---               100%
         |
         |    --------------------------------
         |
         |    --------------------------------
         |       Other Domestic and Foreign
         |---           Subsidiaries
                         Various %s

              --------------------------------

    We are a manufacturer of life insurance and annuity products. We provide these products and services through a wide variety of third-party financial professionals. We manufacture a variety of life insurance and annuity products, including universal, variable universal and term life insurance and a range of variable annuity offerings.

    Our profitability depends principally upon:

[diamond] the adequacy of our product pricing, which is primarily a function of our:

          o ability to select appropriate underwriting risks;

          o mortality experience;

          o ability to generate investment earnings;

          o ability to maintain expenses in accordance with our pricing assumptions; and

          o persistency on policies issued (the percentage of policies remaining in force from year to year as measured by premiums);

[diamond] the amount and composition of funds on deposit;

[diamond] the maintenance of our target spreads between the rate of earnings on our investments and interest rates credited to customers; and

[diamond] our ability to manage expenses.

          We derive our revenues principally from:

[diamond] premiums on life insurance;

[diamond] insurance and investment product fees on variable life and annuity products and universal life products; and

[diamond] net investment income and net realized investment gains.


    Under accounting principles generally accepted in the United States of America, or GAAP, premium and deposit collections for variable life, universal life and annuity products are not recorded as revenues. For certain investment options of variable products, collections are reflected on our balance sheet as an increase in separate account liabilities. Collections for universal life, fixed annuities and certain investment options of variable annuities are reflected on our balance sheet as an increase in policyholder deposit funds. Collections for other products are reflected on our balance sheet as an increase in policy liabilities and accruals.


    Our expenses consist principally of:

[diamond] insurance policy benefits provided to policyholders, including interest credited on policies;

[diamond] deferred policy acquisition cost amortization;


[diamond] other operating expenses; and


[diamond] income taxes.


    Our sales and financial results are always affected by demographic, industry and market trends. For example, the baby boom generation is in its prime savings years and Americans generally have begun to rely less on defined benefit retirement plans, Social Security and other government programs to meet their postretirement financial needs. In addition, product preferences have shifted between fixed and variable options depending on market and economic conditions. Our balanced product portfolio, including universal life, variable life and variable annuity products, positions us to meet this shifting demand.




MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
    The following selected financial data should be read in conjunction with the financial statements and notes, which can be found at the end of this Prospectus.


ANNUAL DATA

                                                                             YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                    2006             2005             2004             2003             2002
                                               ---------------  ---------------  ---------------  ---------------  ---------------
REVENUES:
Premiums.....................................   $    13,575      $     9,521      $     7,367      $     5,829      $     4,372
Insurance and investment product fees........       180,498          109,270           83,300           65,529           46,915
Investment income, net of expenses...........       129,325          154,374          143,862          133,531           92,472
Net realized investment gains (losses).......        (2,460)         (10,569)           5,121              768          (16,167)
                                               ---------------  ---------------  ---------------  ---------------  ---------------
TOTAL REVENUES...............................       320,938          262,596          239,650          205,657          127,592
                                               ---------------  ---------------  ---------------  ---------------  ---------------

BENEFITS AND EXPENSES:
Policy benefits..............................       151,285          130,279          136,760          127,311           98,915
Policy acquisition cost amortization.........        91,168           80,402           45,027           20,040           23,182
Other operating expenses.....................        65,388           50,493           35,683           35,288           27,386
                                               ---------------  ---------------  ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES..................       307,841          261,174          217,470          182,639          149,483
                                               ---------------  ---------------  ---------------  ---------------  ---------------
Income (loss) before income taxes............        13,097            1,422           22,180           23,018          (21,891)
Applicable income taxes (benefit)............         3,016           (2,801)           5,465            8,369           (8,635)
                                               ---------------  ---------------  ---------------  ---------------  ---------------
NET INCOME (LOSS)............................   $    10,081      $     4,223      $    16,715      $    14,649      $   (13,256)
                                               ===============  ===============  ===============  ===============  ===============


                                                                                     DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                      2006             2005             2004             2003             2002
                                               ---------------  ---------------  ---------------  ---------------  ---------------
TOTAL ASSETS.................................   $ 5,832,060      $ 5,979,155      $ 6,035,711      $ 5,632,854      $ 4,383,520

                                               ===============  ===============  ===============  ===============  ===============

ADOPTION OF NEW ACCOUNTING STANDARDS
    In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements", or SAB 108. SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

    Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments", or SFAS 155. SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

    Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", or FSP 115-1. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, our adoption did not have a material effect on our financial statements.

    Effective January 1, 2004, we adopted the American Institute of Certified Public Accountants, or AICPA, Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.

ACCOUNTING STANDARDS NOT YET ADOPTED
    In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", or SFAS 159. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is permitted provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements, at the same time. We are currently assessing the impact of SFAS 159 on our financial position and results of operations.

    In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged only in the initial quarter of an entity's fiscal year. We are currently assessing the impact of SFAS 157 on our financial position and results of operations.

    In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes", or FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement and classification of taxes and introduces new disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2006. We anticipate that FIN 48 will not have a material effect on our GAAP equity as of January 1, 2007.

    In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", or SFAS 156. SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and is effective beginning January 1, 2007. We do not expect our adoption of SFAS 156 to have a material impact on our financial statements.

    In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the AICPA's issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts", or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, "Accounting and

Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", or SFAS 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. Our adoption is not expected to have a material effect on our financial position and results of operations.

CRITICAL ACCOUNTING ESTIMATES
    The analysis of our results of operations is based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Critical accounting estimates are reflective of significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following are areas that we believe require significant judgments:


>   Deferred Policy Acquisition Costs ("DAC")

    We amortize DAC based on the related policy's classification. For individual life insurance policies, DAC is amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, DAC is amortized in proportion to estimated gross profits, or EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The DAC balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.


    Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of DAC requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.


    To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency and expenses.


    Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of DAC, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the DAC amortization model would be adjusted to reflect such change. This process is known as "unlocking". Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to DAC amortization and an increase in the DAC asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining DAC balances.

    The separate account fund performance assumption is critical to the development of the EGPs related to our variable annuity and variable life insurance businesses. As equity markets do not move in a systematic manner, we use a mean reversion method (reversion to the mean assumption), a common industry practice to determine the future equity market growth rate assumption used for the amortization of DAC. This practice assumes that the expectation for long-term appreciation is not changed by minor short-term market fluctuations. The average long-term rate of assumed separate account fund performance used in estimating gross profits was 6.0% (after fund fees and mortality and expense charges) for the variable annuity business and 6.9% (after fund fees and mortality and expense charges) for the variable life business at both at December 31, 2006 and 2005.

    We perform analysis with respect to the sensitivity of a change in the separate account performance assumption as it is critical to the development of the EGPs related to our variable annuity and variable life insurance business. Equity market movements have a significant impact on the account value of variable life and annuity products and the fees earned on these. EGPs could increase or decrease with these movements in the equity market. Sustained and significant changes in the equity markets could therefore have an impact on DAC amortization. We also perform analysis with respect to the sensitivity of a change in assumed mortality as it is critical to the development of the EGPs related to our universal life insurance business.

    In our current year unlocking, we concluded that a revision had to be made to our assumed mortality assumption. If, at December 31, 2006, we had increased our assumed mortality by 5%, the decrease to net income would have been $5,000 thousand after tax. If instead, at December 31, 2006, we had decreased our assumed mortality by 5%, the after-tax increase to net income would have been $4,236 thousand.

    At our most recent unlocking of separate account performance, we concluded that a revision of 100 basis points to previously projected account returns and related EGPs was required. If at December 31, 2006 we had used a 100 basis points lower separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and the variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated increase to amortization and decrease to net income would be approximately $2,041 thousand, after-tax, for the year ended December 31, 2006.

    If instead we had used a 100 basis points higher separate account return assumption (after fund fees and mortality and expense charges) for both the variable annuity and variable life businesses and used our current best estimate assumptions for all other assumptions to project account values forward from the current value to reproject EGPs, the estimated decrease to amortization and increase to net income would be approximately $2,238 thousand, after-tax, for the year ended December 31, 2006.

    These revisions are not currently required or anticipated but we believe they could be reasonably likely to occur based on past experience.

>   Policy Liabilities and Accruals

    Reserves are liabilities representing estimates of the amounts that will come due to our policyholders at some point in the future. GAAP prescribes the methods of establishing reserves, allowing some degree of managerial judgment.

>   Valuation of Debt and Equity Securities

    We classify our debt and equity securities held in our general account as available-for-sale and report them in our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models.



FAIR VALUE OF GENERAL ACCOUNT FIXED MATURITY SECURITIES                                        AS OF DECEMBER 31, 2006

                                                                                    ----------------------------------------------
BY PRICING SOURCE:                                                                          FIXED                   % OF
($ in thousands)                                                                         MATURITIES                 TOTAL
                                                                                        AT FAIR VALUE            FAIR VALUE
                                                                                    ----------------------  ----------------------


Priced via independent market quotations........................................     $    1,391,922                  68%
Priced via matrices.............................................................            378,014                  18%
Priced via broker quotations....................................................            214,330                  10%
Priced via other methods........................................................             54,459                   3%
Short-term investments*.........................................................             12,264                   1%
                                                                                    ----------------------  ----------------------
TOTAL...........................................................................     $    2,050,989                 100%
                                                                                    ======================  ======================

*Short-term investments are valued at amortized cost, which approximates fair value.

    Investments whose value, in our judgment, are considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Consideration used by the company in the impairment evaluation process include, but are not limited to:

[diamond] the length of time and the extent to which the market value has been below cost or amortized cost;

[diamond] the potential for impairments of securities when the issuer is experiencing significant financial difficulties;

[diamond] the potential for impairments in an entire industry sector or sub-sector;

[diamond] our ability and intent to hold the security for a period of time sufficient to allow for recovery of its value;

[diamond] unfavorable changes in forecasted cash flows on asset-backed securities; and

[diamond] other subjective factors, including concentrations and information obtained from regulators and rating agencies.

    The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value. For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

>   Deferred Income Taxes

    We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances on deferred tax assets are estimated based on our assessment of the realizability of such amounts.


    We have elected to file a consolidated federal income tax return for 2006 and prior years. Within the consolidated tax return, we are required by regulations of the Internal Revenue Service, or the IRS, to segregate our companies into two groups: life insurance companies and non-life insurance companies. We are limited as to the amount of any operating losses from one group that can be offset against taxable income of the other group. These limitations affect the amount of any operating loss carryforwards that we have recorded in our deferred tax assets now or in the future.

    We have determined, based on our earnings and future income, that it is more likely than not that the deferred income tax assets will be realized and no valuation allowance is necessary. In determining the adequacy of future income, we have considered projected future income, reversal of existing temporary differences and available tax planning strategies that could be implemented, if necessary.

    Our federal income tax returns are routinely audited by the IRS and estimated provisions are routinely provided in the financial statements in anticipation of the results of these audits. While it is often difficult to predict the outcome of these audits, including the timing of any resolution of any particular tax matter, we believe that our reserves, as recorded in other liabilities on the balance sheet, are adequate for all open tax years. Unfavorable resolution of any particular issue could result in additional use of cash to pay liabilities that would be deemed owed to the IRS. Additionally, any unfavorable or favorable resolution of any particular issue could result in an increase or decrease, respectively, to our effective income tax rate to the extent that our estimates differ from the ultimate resolution.


STATUTORY CAPITAL AND SURPLUS AND RISK-BASED CAPITAL
    Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various asset, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The Connecticut Insurance Department has regulatory authority to require various actions by, or take various actions against, insurers whose Total Adjusted Capital (capital and surplus plus AVR) does not exceed certain risk-based capital levels.

    The levels of regulatory action, the trigger point and the corrective actions required are summarized below:

    COMPANY ACTION LEVEL - results when Total Adjusted Capital falls below 200% of Authorized Control Level at which point the company must file a comprehensive plan to the state insurance regulators;

    REGULATORY ACTION LEVEL - results when Total Adjusted Capital falls below 150% of Authorized Control Level where, in addition to the above, insurance regulators are required to perform an examination or analysis deemed necessary and issue a corrective order specifying corrective actions;

    AUTHORIZED CONTROL LEVEL - results when Total Adjusted Capital falls below 100% of Authorized Control Level risk-based capital as defined by the NAIC where, in addition to the above, the insurance regulators are permitted but not required to place the company under regulatory control; and

    MANDATORY CONTROL LEVEL - results when Total Adjusted Capital falls below 80% of Authorized Control Level where insurance regulators are required to place the company under regulatory control.


    At December 31, 2006, our Total Adjusted Capital level was in excess of 300% of Company Action Level.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006


 SUMMARY FINANCIAL DATA:                                                     YEAR ENDED
 ($ in thousands)                                                           DECEMBER 31,
                                                              ------------------------------------------

                                                                     2006                   2005                 CHANGE

                                                              --------------------   -------------------   --------------------
 REVENUES:

 Premiums.................................................     $      13,575          $       9,521         $       4,054
 Insurance and investment product fees....................           180,498                109,270                71,228
 Investment income, net of expenses.......................           129,325                154,374               (25,049)
 Net realized investment gains (losses)...................            (2,460)               (10,569)                8,109
                                                              --------------------   -------------------   --------------------
 TOTAL REVENUES...........................................           320,938                262,596                58,342
                                                              --------------------   -------------------   --------------------


 BENEFITS AND EXPENSES:

 Policy benefits..........................................           151,285                130,279                21,006
 Policy acquisition cost amortization.....................            91,168                 80,402                10,766
 Other operating expenses.................................            65,388                 50,493                14,895
                                                              --------------------   -------------------   --------------------
 TOTAL BENEFITS AND EXPENSES..............................           307,841                261,174                46,667
                                                              --------------------   -------------------   --------------------
 Income before income taxes...............................            13,097                  1,422                11,675
 Applicable income taxes (benefit)........................             3,016                 (2,801)                5,817
                                                              --------------------   -------------------   --------------------
 NET INCOME...............................................     $      10,081          $       4,223         $       5,858
                                                              ====================   ===================   ====================

    Year Ended December 31, 2006 vs. December 31, 2005
    --------------------------------------------------
    Premiums increased 43% in 2006 due to higher sales of our term life insurance products.

    Insurance and investment product fees increased 65% in 2006 due to both higher sales and growth of in force contracts for universal life products in 2006, partially offset by an adjustment or "unlocking" of assumptions, which reduced fee revenues by $1.3 million. In addition, fees increased modestly for variable universal life and annuity products.

    Investment income decreased 16% in 2006 due primarily to lower interest earned on annuities, offset by higher investment earnings for life insurance products, particularly universal life insurance. Interest earned on annuities decreased mainly as a result of lower funds on deposit in the general account, primarily related to discontinued products and a $206.6 million scheduled maturity of an institutionally-placed contract.

    Net realized investment losses decreased 77% in 2006 due to lower transaction related losses and a decline in impairments in 2006 compared to 2005.

    Policy benefits increased 16% in 2006 due to an increase in universal life claims as a result of growth of in force contracts and due to an unlocking of assumptions which increased reserves on universal life policies. This increase was partially offset by lower interest credited on annuities due to lower funds on deposit, as discussed above.

    Amortization of deferred policy acquisition costs increased 13% in 2006 due primarily to higher DAC balances and improved investment margins for universal life and annuities, partially offset by the effects of an adjustment or "unlocking" of assumptions. The unlocking was driven by revised assumptions regarding mortality experience and interest rate spreads.

    Other operating expenses increased 29% in 2006 as a result of higher non-deferred expenses, including maintenance expenses, indirect expenses and premium taxes driven by the growth of universal life insurance.


GENERAL ACCOUNT

    The invested assets in our general account are generally of high quality and broadly diversified across fixed income sectors, public and private income securities and individual credits and issuers. Our investment professionals manage these general account assets in investment segments that support specific product liabilities. These investment segments have distinct investment policies that are structured to support the financial characteristics of the related liabilities within them. Segmentation of assets allows us to manage the risks and measure returns on capital for our various products.


SEPARATE ACCOUNTS
    Separate account assets are managed in accordance with the specific investment contracts and guidelines relating to our variable products. We generally do not bear any investment risk on assets held in separate accounts. Rather, we receive investment management fees based on assets under management. Assets held in separate accounts are not available to satisfy general account obligations.

DEBT AND EQUITY SECURITIES HELD IN GENERAL ACCOUNT

    Our general account debt securities portfolio consists primarily of investment-grade publicly traded and privately placed corporate bonds, residential mortgage-backed securities, commercial mortgage-backed securities and asset-backed securities. As of December 31, 2006, our general account debt securities, with a carrying value of $2,051.0 million, represented 99.0% of total general account investments. Public debt securities represented 80.2% of total debt securities, with the remaining 19.8% represented by private debt securities.

    Each year, the majority of our general account's net cash flows are invested in investment grade debt securities. In addition, we maintain a portfolio allocation of between 6% and 10% of debt securities in below investment grade rated bonds. Allocations are based on our assessment of relative value and the likelihood of enhancing risk-adjusted portfolio returns. The size of our allocation to below investment grade bonds is also constrained by the size of our net worth. We are subject to the risk that the issuers of the debt securities we own may default on principal and interest payments, particularly in the event of a major economic downturn. Our investment strategy has been to invest the majority of our below investment grade rated bond exposure in the BB rating category, which is equivalent to a Securities Valuation Office, or SVO, securities rating of 3. The BB rating category is the highest quality tier within the below investment grade universe, and BB rated securities historically experienced lower defaults compared to B or CCC rated bonds. As of December 31, 2006, our total below investment grade securities totaled $192.2 million, or 9.4%, of our total debt security portfolio. Of that amount, $136.3 million, or 6.6%, of our debt security portfolio was invested in the BB category. Our debt securities having an increased risk of default (those securities with an SVO rating of four or greater which is equivalent to B or below) totaled $55.9 million, or 2.7%, of our total debt security portfolio.


    Our general account debt and equity securities are classified as available-for-sale and are reported at fair value with unrealized gains or losses included in equity. Accordingly, the carrying value of such securities reflects their fair value at the balance sheet date. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value for debt securities by discounting projected cash flows based on market interest rates currently being offered on similar terms to borrowers of similar credit quality, by quoted market prices of comparable instruments and by independent pricing sources or internally developed pricing models. Investments whose value, in our judgment, is considered to be other-than-temporarily impaired are written down to fair value as a charge to realized losses included in our earnings. The cost basis of these written-down investments is adjusted to fair value at the date the determination of impairment is made. The new cost basis is not changed for subsequent recoveries in value.


DEBT SECURITIES BY TYPE AND CREDIT QUALITY:                                         AS OF DECEMBER 31, 2006

($ in thousands)                                      ------------------------------------------------------------------------------
                                                                 INVESTMENT GRADE                         BELOW INVESTMENT GRADE
                                                      --------------------------------------  --------------------------------------
                                                         FAIR VALUE             COST              FAIR VALUE             COST
                                                      ------------------  ------------------  -------------------  -----------------


United States government and agency...............     $     92,579        $     93,425        $          --        $         --
State and political subdivision...................           15,900              16,281                   --                  --
Foreign government................................           23,833              23,466               26,051              23,039
Corporate.........................................        1,002,018           1,013,370              155,763             158,905
Mortgage-backed...................................          452,641             455,739                   --                  --
Other asset-backed................................          271,810             269,742               10,394              10,344
                                                      ------------------  ------------------  -------------------  -----------------
TOTAL DEBT SECURITIES.............................     $  1,858,781        $  1,872,023        $     192,208        $    192,288
                                                      ==================  ==================  ===================  =================

PERCENTAGE OF TOTAL DEBT SECURITIES...............           91%                 91%                  9%                  9%
                                                      ==================  ==================  ==================  ==================

    We manage credit risk through industry and issuer diversification. Maximum exposure to an issuer is defined by quality ratings, with higher quality issuers having larger exposure limits. Our investment approach has been to create a high level of industry diversification. The top five industry holdings as of December 31, 2006 in our debt securities portfolio were diversified financial services (6.8%), banking (5.6%), insurance (3.0%), real estate investment trusts (2.6%) and electric utilities (2.6%).

    Total net unrealized losses on debt securities were $13.3 million (unrealized losses of $30.5 million less unrealized gains of $17.2 million).

    At the end of each reporting period, we review our security holdings for potential recognition of an other-than-temporary impairment. We maintain a watch list of securities in default, near default or otherwise considered by our investment professionals as being distressed, potentially distressed or requiring a heightened level of scrutiny. We also identify securities whose carrying value has been below amortized cost on a continuous basis for zero to six months, greater than six months to 12 months and greater than 12 months. This analysis is provided for investment grade and non-investment grade securities. Using this analysis, coupled with our watch list, we review all securities whose fair value is less than 80% of amortized cost (significant unrealized loss) with emphasis on below investment grade securities with a continuous significant unrealized loss in excess of six months. In addition, we review securities that had experienced lesser percentage declines in value on a more selective basis to determine if a security is other-than-temporarily impaired.

    Our assessment of whether an investment by us in a debt or equity security is other-than-temporarily impaired includes whether the issuer has:

[diamond] defaulted on payment obligations;

[diamond] declared that it will default at a future point outside the current reporting period;

[diamond] announced that a restructuring will occur outside the current reporting period;

[diamond] severe liquidity problems that cannot be resolved;

[diamond] filed for bankruptcy;

[diamond] a financial condition which suggests that future payments are highly unlikely;

[diamond] deteriorating financial condition and quality of assets;

[diamond] sustained significant losses during the current year;

[diamond] announced adverse changes or events such as changes or planned changes in senior management, restructurings, or a sale of assets; and/or

[diamond] been affected by any other factors that indicate that the fair value of the investment may have been negatively impacted.


    The following table presents certain information with respect to our gross unrealized losses related to our investments in general account debt securities. Applicable DAC and deferred income taxes reduce the effect of these losses on our comprehensive income.



DURATION OF GROSS UNREALIZED LOSSES ON                                             AS OF DECEMBER 31, 2006

                                                           -------------------------------------------------------------------------
GENERAL ACCOUNT SECURITIES:                                                          0 - 6             6 - 12            OVER 12
($ in thousands)                                                  TOTAL             MONTHS             MONTHS             MONTHS
                                                           -----------------  -----------------  -----------------  ----------------

DEBT SECURITIES

Total fair value.......................................     $   1,419,769      $     119,064      $     176,270      $   1,124,435
Total amortized cost...................................         1,450,235            119,770            178,055          1,152,410
                                                           -----------------  -----------------  -----------------  ----------------
Unrealized losses......................................     $     (30,466)     $        (706)     $      (1,785)     $     (27,975)
                                                           =================  =================  =================  ================
Unrealized losses after offsets........................     $      (4,154)     $        (101)     $        (228)     $      (3,825)
                                                           =================  =================  =================  ================
Unrealized losses over 20% of cost.....................     $          --      $          --      $          --      $          --
                                                           =================  =================  =================  ================
Unrealized losses over 20% of cost after offsets.......     $          --      $          --      $          --      $          --
                                                           =================  =================  =================  ================

Investment grade:
Unrealized losses......................................     $     (26,230)     $        (493)     $      (1,621)     $     (24,116)
                                                           =================  =================  =================  ================
Unrealized losses after offsets........................     $      (3,559)     $         (76)     $        (208)     $      (3,275)
                                                           =================  =================  =================  ================
Unrealized losses over 20% of cost.....................     $          --      $          --      $          --      $          --
                                                           =================  =================  =================  ================
Unrealized losses over 20% of cost after offsets.......     $          --      $          --      $          --      $          --
                                                           =================  =================  =================  ================

Below investment grade:

Unrealized losses......................................     $      (4,236)     $        (213)     $        (164)      $     (3,859)
                                                           =================  =================  =================   ===============
Unrealized losses after offsets........................     $        (595)     $         (25)     $         (20)      $       (550)
                                                           =================  =================  =================   ===============
Unrealized losses over 20% of cost.....................     $          --      $          --      $          --       $         --
                                                           =================  =================  =================   ===============
Unrealized losses over 20% of cost after offsets.......     $          --      $          --      $          --       $         --
                                                           =================  =================  =================   ===============

    For debt securities with gross unrealized losses, 85.7% of the unrealized losses after offsets pertain to investment grade securities and 14.3% of the unrealized losses after offsets pertain to below investment grade securities at December 31, 2006.

    In determining that the securities giving rise to the previously mentioned unrealized losses were not other-than-temporarily impaired, we evaluated the factors cited above. In making these evaluations, we must exercise considerable judgment. Accordingly, there can be no assurance that actual results will not differ from our judgments and that such differences may require the future recognition of other-than-temporary impairment charges that could have a material affect on our financial position and results of operations. In addition, the value of, and the realization of any loss on, a debt security or equity security is subject to numerous risks, including interest rate risk, market risk, credit risk and liquidity risk. The magnitude of any loss incurred by us may be affected by the relative concentration of our investments in any one issuer or industry. We have established specific policies limiting the concentration of our investments in any single issuer and industry and believe our investment portfolio is prudently diversified.


LIQUIDITY AND CAPITAL RESOURCES
    In the normal course of business, we enter into transactions involving various types of financial instruments such as debt and equity securities. These instruments have credit risk and also may be subject to risk of loss due to interest rate and market fluctuations.

    Our liquidity requirements principally relate to the liabilities associated with various life insurance and annuity products and operating expenses. Liabilities arising from life insurance and annuity products include the payment of benefits, as well as cash payments in connection with policy surrenders, withdrawals and loans.

    Historically, we have used cash flow from operations and investment activities to fund liquidity requirements. Our principal cash inflows from life insurance and annuities activities come from premiums, annuity deposits and charges on insurance policies and annuity contracts. Principal cash inflows from investment activities result from repayments of principal, proceeds from maturities, sales of invested assets and investment income.

    Additional liquidity to meet cash outflows is available from our portfolio of liquid assets. These liquid assets include substantial holdings of United States government and agency bonds, short-term investments and marketable debt and equity securities.


    A primary liquidity concern with respect to life insurance and annuity products is the risk of early policyholder and contractholder withdrawal. We closely monitor our liquidity requirements in order to match cash inflows with expected cash outflows, and employ an asset/liability management approach tailored to the specific requirements of each product line, based upon the return objectives, risk tolerance, liquidity, tax and regulatory requirements of the underlying products. In particular, we maintain investment programs intended to provide adequate funds to pay benefits without forced sales of investments. Products having liabilities with relatively long lives, such as life insurance, are matched with assets having similar estimated lives, such as long-term bonds and private placement bonds. Shorter-term liabilities are matched with investments with short-term and medium-term fixed maturities.


ANNUITY ACTUARIAL RESERVES AND DEPOSIT FUND                                             AS OF DECEMBER 31,
                                                                 ------------------------------------------------------------------

LIABILITY WITHDRAWAL CHARACTERISTICS:                                           2006                               2005

($ in thousands)                                                 --------------------------------   -------------------------------
                                                                     AMOUNT(1)         PERCENT         AMOUNT(1)          PERCENT
                                                                 ----------------   -------------   ----------------   ------------


Not subject to discretionary withdrawal provision............     $      28,769            1%        $      25,639            1%
Subject to discretionary withdrawal without adjustment.......           595,654           14%              891,259           18%
Subject to discretionary withdrawal with
  market value adjustment....................................           398,092            9%              654,576           14%
Subject to discretionary withdrawal at contract value
  less surrender charge......................................           499,303           11%              702,492           15%
Subject to discretionary withdrawal at market value..........         2,865,268           65%            2,470,791           52%
                                                                 ----------------   -------------   ----------------   ------------
TOTAL ANNUITY CONTRACT RESERVES AND
  DEPOSIT FUND LIABILITY.....................................     $   4,387,086          100%        $   4,744,757          100%
                                                                 ================   =============   ================   ============


-------
(1) Annuity contract reserves and deposit fund liability amounts are reported on a statutory basis, which more accurately reflects the potential cash outflows and includes variable product liabilities. Annuity contract reserves and deposit fund liabilities are monetary amounts that an insurer must have available to provide for future obligations with respect to its annuities and deposit funds. These are liabilities in our financial statements prepared in conformity with statutory accounting practices. These amounts are at least equal to the values available to be withdrawn by policyholders.

    Individual life insurance policies are less susceptible to withdrawals than annuity contracts because policyholders may incur surrender charges and be required to undergo a new underwriting process in order to obtain a new insurance policy. As indicated in the table above, most of our annuity contract reserves and deposit fund liabilities are subject to withdrawals.


    Individual life insurance policies, other than term life insurance policies, increase in cash values over their lives. Policyholders have the right to borrow an amount up to a certain percentage of the cash value of their policies at any time. As of December 31, 2006, we had approximately $321.3 million in cash values with respect to which policyholders had rights to take policy loans. The majority of cash values eligible for policy loans are at variable interest rates that are reset annually on the policy anniversary. Policy loans at December 31, 2006 were $14.4 million.


    The primary liquidity risks regarding cash inflows from our investment activities are the risks of default by debtors, interest rate and other market volatility and potential illiquidity of investments. We closely monitor and manage these risks.

    We believe that our current and anticipated sources of liquidity are adequate to meet our present and anticipated needs.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

    As of December 31, 2006, there were no significant changes to our outstanding contractual obligations and commercial commitments as disclosed in the following table.

CONTRACTUAL OBLIGATIONS AND

COMMERCIAL COMMITMENTS:                                                   AS OF DECEMBER 31, 2006
($ in thousands)                         -------------------------------------------------------------------------------------------
                                               TOTAL             2007            2008 - 2009        2010 - 2011        THEREAFTER

                                         ----------------  -----------------  -----------------  -----------------  ----------------
CONTRACTUAL OBLIGATIONS

Fixed contractual obligations(1).......   $          --     $          --      $          --      $          --      $          --
Other long-term liabilities(2).........       9,914,607           867,377          1,384,137          1,138,713          6,524,380
                                         ----------------  -----------------  -----------------  -----------------  ----------------
TOTAL CONTRACTUAL OBLIGATIONS..........   $   9,914,607     $     867,377      $   1,384,137      $   1,138,713      $   6,524,380
                                         ================  =================  =================  =================  ================


-------
(1) We have no fixed contractual obligations as all purchases are made by our parent company and the resulting expenses are allocated to us when incurred.


(2) Policyholder contractual obligations represent estimated benefit payments from life insurance and annuity contracts issued by us. Policyholder contractual obligations also include separate account liabilities, which are contractual obligations of the separate account assets established under applicable state insurance laws and are legally insulated from our general account assets.

     Future obligations are based on our estimate of future investment earnings, mortality, surrenders and applicable policyholder dividends. Actual obligations in any single year, or ultimate total obligations, may vary materially from these estimates as actual experience emerges. As described in Note 2 to our financial statements in this Form 10-K, policy liabilities and accruals are recorded on the balance sheet in amounts adequate to meet the estimated future obligations of the policies in force. The policyholder obligations reflected in the table above exceed the policy liabilities, policyholder deposit fund liabilities and separate account liabilities reported on our December 31, 2006 balance sheet because the above amounts do not reflect future investment earnings and future premiums and deposits on those policies. Separate account obligations will be funded by the cash flows from separate account assets, while the remaining obligations will be funded by cash flows from investment earnings on general account assets and premiums and deposits on contracts in force.


OFF-BALANCE SHEET ARRANGEMENTS

    As of December 31, 2006, we did not have any significant off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of SEC Regulation S-K.


REINSURANCE

    We maintain life reinsurance programs designed to protect against large or unusual losses in our life insurance business. Based on our review of their financial statements and reputations in the reinsurance marketplace and other relevant information, we believe that these third-party reinsurers are financially sound and, therefore, that we have no material exposure to uncollectible life reinsurance.


EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.


SUPPLEMENTARY FINANCIAL INFORMATION

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:                                                 QUARTER ENDED
($ in thousands)                                         ---------------------------------------------------------------------------
                                                              MAR 31,            JUNE 30,              SEPT 30,           DEC 31,
                                                         -----------------  ------------------  ------------------  ----------------
INCOME STATEMENT DATA                                                                       2006
                                                         ---------------------------------------------------------------------------
REVENUES
Premiums...............................................   $      2,475       $       3,219       $       2,975       $      4,906
Insurance and investment product fees..................         41,995              41,841              46,015             50,647
Investment income, net of expenses.....................         35,060              33,906              30,404             29,955
Net realized investment losses.........................         (4,083)                (64)               (169)             1,856
                                                         -----------------  ------------------  ------------------  ----------------
TOTAL REVENUES.........................................         75,447              78,902              79,225             87,364
                                                         -----------------  ------------------  ------------------  ----------------

BENEFITS AND EXPENSES
Policy benefits........................................         43,848              36,640              28,548             42,249
Policy acquisition cost amortization...................         13,057              20,767              27,480             29,864
Other operating expenses...............................         19,512              16,263              14,781             14,832
                                                         -----------------  ------------------  ------------------  ----------------
TOTAL BENEFITS AND EXPENSES............................         76,417              73,670              70,809             86,945
                                                         -----------------  ------------------  ------------------  ----------------
Income before income taxes.............................           (970)              5,232               8,416                419
Applicable income taxes (benefits).....................           (228)              1,329               1,027                888
                                                         -----------------  ------------------  ------------------  ----------------
NET INCOME (LOSS)......................................   $       (742)      $       3,903       $       7,389       $       (469)
                                                         =================  ==================  ==================  ================

COMPREHENSIVE INCOME
NET INCOME (LOSS)......................................   $       (742)      $       3,903       $       7,389       $       (469)
Net unrealized gains (losses)..........................         (4,399)             (4,877)              6,666                526
                                                         -----------------  ------------------  ------------------  ----------------
COMPREHENSIVE INCOME (LOSS)............................   $     (5,141)      $        (974)      $      14,055       $         57
                                                         =================  ==================  ==================  ================

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent.......................   $         --       $          --       $          --                 --

RETAINED EARNINGS
Net income (loss)......................................           (742)              3,903               7,389               (469)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)......................         (4,399)             (4,877)              6,666                526
                                                         -----------------  ------------------  ------------------  ----------------
CHANGE IN STOCKHOLDER'S EQUITY.........................         (5,141)               (974)             14,055                 57
Stockholder's equity, beginning of period..............        542,263             537,122             536,148            550,203
                                                         -----------------  ------------------  ------------------  ----------------
STOCKHOLDER'S EQUITY, END OF PERIOD....................   $    537,122       $     536,148       $     550,203       $    550,260
                                                         =================  ==================  ==================  ================



SELECTED UNAUDITED QUARTERLY FINANCIAL DATA:                                             QUARTER ENDED
($ in thousands)                                         ---------------------------------------------------------------------------
                                                              MAR 31,           JUNE 30,             SEPT 30,           DEC 31,
                                                         -----------------  -----------------   ------------------  ----------------
INCOME STATEMENT DATA                                                                       2005
                                                         ---------------------------------------------------------------------------
REVENUES
Premiums...............................................   $      1,352       $       1,539       $       1,595       $      5,035
Insurance and investment product fees..................         23,625              25,542              26,496             33,607
Investment income, net of expenses.....................         37,788              38,133              38,323             40,130
Net realized investment losses.........................           (590)             (1,680)             (3,062)            (5,237)
                                                         -----------------  ------------------  ------------------  ----------------
TOTAL REVENUES.........................................         62,175              63,534              63,352             73,535
                                                         -----------------  ------------------  ------------------  ----------------

BENEFITS AND EXPENSES


Policy benefits........................................         32,957              32,486              32,439             32,397
Policy acquisition cost amortization...................         14,822              36,494              14,105             14,981
Other operating expenses...............................         7,344                9,374               6,376             27,399

                                                         -----------------  ------------------  ------------------  ----------------
TOTAL BENEFITS AND EXPENSES............................         55,123              78,354              52,920             74,777
                                                         -----------------  ------------------  ------------------  ----------------
Income before income taxes.............................          7,052             (14,820)             10,432             (1,242)
Applicable income taxes (benefits).....................          2,376              (5,279)              1,149             (1,047)
                                                         -----------------  ------------------  ------------------  ----------------
NET INCOME (LOSS)......................................   $      4,676       $      (9,541)      $       9,283       $       (195)
                                                         =================  ==================  ==================  ================

COMPREHENSIVE INCOME

NET INCOME (LOSS)......................................   $      4,676       $      (9,541)      $       9,283       $       (195)
Net unrealized gains (losses)..........................         (7,227)              3,719              (4,268)            (2,545)
                                                         -----------------  ------------------  ------------------  ----------------
COMPREHENSIVE INCOME (LOSS)............................   $     (2,551)      $      (5,822)      $       5,015       $     (2,740)
                                                         =================  ==================  ==================  ================

ADDITIONAL PAID-IN CAPITAL
Capital contribution from parent.......................   $         --       $          --       $          --       $         --

RETAINED EARNINGS
Net income (loss)......................................          4,676              (9,541)              9,283               (195)

OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss)......................         (7,227)              3,719              (4,268)            (2,545)
                                                         -----------------  ------------------  ------------------  ----------------

CHANGE IN STOCKHOLDER'S EQUITY.........................         (2,551)             (5,822)              5,015             (2,740)
Stockholder's equity, beginning of period..............        548,361             545,810             539,988            545,003
                                                         -----------------  ------------------  ------------------  ----------------
STOCKHOLDER'S EQUITY, END OF PERIOD....................   $    545,810       $     539,988       $     545,003       $    542,263
                                                         =================  ==================  ==================  ================



DIRECTORS AND OFFICERS OF PHL VARIABLE
------------------------------------------------------------------------------------------------------------------------------------
NAME                           AGE***    LENGTH OF TIME SERVED       POSITION
------------------------------------------------------------------------------------------------------------------------------------
John H. Beers*                   52      Officer since 09/02/1997    Vice President and Secretary
------------------------------------------------------------------------------------------------------------------------------------
Katherine P. Cody*               41      Officer since 3/22/07       Senior Vice President and Chief Accounting Officer
------------------------------------------------------------------------------------------------------------------------------------
John R. Flores*                  50      Officer since 11/09/2005    Vice President and Chief Compliance Officer
------------------------------------------------------------------------------------------------------------------------------------
Michael E. Haylon*               49      Director since 01/01/2004   Director, Executive Vice President and Chief Financial Officer
                                         Officer since 08/20/2002
------------------------------------------------------------------------------------------------------------------------------------
Daniel J. Moskey*                43      Officer since 09/20/2005    Vice President and Treasurer
------------------------------------------------------------------------------------------------------------------------------------
Gina C. O'Connell*               44      Officer since 05/02/2003    Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
Philip K. Polkinghorn*           49      Director since 08/16/2004   Director and President
                                         Officer since 08/16/2004
------------------------------------------------------------------------------------------------------------------------------------
Zafar Rashid*                    57      Officer since 8/16/2005     Senior Vice President
------------------------------------------------------------------------------------------------------------------------------------
Tracy L. Rich*                   55      Officer since 03/17/2003    Executive Vice President and Assistant Secretary
------------------------------------------------------------------------------------------------------------------------------------
James D. Wehr**                  49      Director since 08/16/2004   Director, Executive Vice President and Chief Investment Officer
                                         Officer since 01/01/2004
------------------------------------------------------------------------------------------------------------------------------------
Christopher M. Wilkos**          49      Officer since 09/02/1997    Senior Vice President and Corporate Portfolio Manager


* The business address of this individual is One American Row, Hartford, CT 06103-2899
** The business address of this individual is 56 Prospect Street, Hartford, CT 06103-2836

***  Ages are as of April 1, 2007




EXECUTIVE COMPENSATION AND MANAGEMENT OWNERSHIP OF PNX SHARES
    The executive officers of PHL Variable, an indirect subsidiary of PNX, receive no direct compensation from PHL Variable and do not own any PHL Variable shares since the stock is wholly owned by a PNX affiliate. Executive officers of PHL Variable also serve as officers of PNX and own shares of PNX. Portions of the definitive proxy statement filed by PNX pursuant to Regulation 14A on March 16, 2007 (File No. 001-16517) with respect to Philip K. Polkinghorn, Michael E. Haylon, and Tracy Rich are incorporated by reference into this section of the prospectus.


THE SEPARATE ACCOUNT
    PHL Variable Separate Account MVA1 ("Separate Account") is a non-unitized separate account established under Connecticut law. Contract values attributable to the premium allocation and terms of the contract do not depend of the performance of the assets in the Separate Account.

    Under Connecticut law, all income, gains or losses of the Separate Account, whether realized or not, must be credited to or charged against the amount placed in the Separate Account without regard to our other income, gains and losses. The assets of the Separate Account may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discrete units in the Separate Account. No party with rights under any contract participates in the investment gain or loss from assets belonging to the Separate Account. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in the Separate Account may drop below the reserves and other liabilities it must maintain. If the Separate Account asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our General Account to the Separate Account. Conversely, if the amount we maintain is too much, we may transfer the excess to our General Account.

    In establishing guaranteed rates for the Fixed Account, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.


EXPERTS
--------------------------------------------------------------------------------


    The financial statements of PHL Variable Insurance Company as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

    Kathleen A. McGah, Vice President and Counsel, Phoenix Life Insurance Company, Hartford, Connecticut has provided opinions upon legal matters relating to the validity of the securities being issued. Ms. McGah also has provided advice on certain matters relating to federal securities and income tax laws about the contracts.


THE PHOENIX COMPANIES, INC.-
LEGAL PROCEEDINGS ABOUT COMPANY
SUBSIDIARIES
--------------------------------------------------------------------------------

    We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, investment advisor or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

    State regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

    For example, during 2003 and 2004, the SEC conducted examinations of certain variable products and certain affiliated investment advisers and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified PNX that it was asserting violations of trade reporting rules by a subsidiary. PNX responded to the NASD allegations in May 2005. Thereafter, in January 2007, the NASD notified PNX that the matter is being referred for potential violations and possible action.

    In addition, federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by the company and its subsidiaries with securities and other laws and regulations affecting their registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. There has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

    In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

    Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

    Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, PNX received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. PNX cooperated fully and has had no further inquiry since filing its response.

    In May 2005, The Phoenix Companies received a subpoena from the Connecticut Attorney General's office and an inquiry from the Connecticut Insurance Department requesting information regarding finite reinsurance. The Phoenix Companies cooperated fully and have had no further inquiry since responding.

    These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

PHL VARIABLE
INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                      ----------
Report of Independent Registered Public
  Accounting Firm...................................................     F-3

Balance Sheet as of December 31, 2006 and 2005......................     F-4

Statement of Income, Comprehensive Income and Changes in
  Stockholder's Equity for the years ended December 31,
  2006, 2005 and 2004...............................................     F-5

Statement of Cash Flows for the years ended
  December 31, 2006, 2005 and 2004..................................     F-6

Notes to Financial Statements.......................................  F-7 - F-25

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of PHL Variable Insurance Company:

In our opinion, the accompanying balance sheet and the related statements of income, comprehensive income and changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company (the Company) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 23, 2007

                         PHL VARIABLE INSURANCE COMPANY
                                  BALANCE SHEET
                       ($ in thousands, except share data)
                           DECEMBER 31, 2006 AND 2005

                                                                                                  2006            2005
                                                                                             --------------- ---------------
ASSETS:
Available-for-sale debt securities, at fair value.........................................   $   2,050,989   $   2,789,491
Policy loans, at unpaid principal balances................................................          15,542           8,171
Other investments.........................................................................           1,612           1,129
                                                                                              --------------   -------------
Total investments.........................................................................       2,068,143       2,798,791
Cash and cash equivalents.................................................................          47,127          25,818
Accrued investment income.................................................................          19,882          30,837
Deferred policy acquisition costs.........................................................         703,794         529,315
Receivable from related parties...........................................................             300          31,355
Other assets..............................................................................          39,751          25,354
Separate account assets...................................................................       2,953,063       2,537,685
                                                                                             --------------- ---------------
TOTAL ASSETS..............................................................................   $   5,832,060   $   5,979,155
                                                                                             =============== ===============

LIABILITIES:
Policyholder deposit funds................................................................   $   1,491,367   $   2,256,129
Policy liabilities and accruals...........................................................         689,059         487,573
Deferred income taxes.....................................................................          96,654          73,356
Payable to related parties................................................................          25,081          66,551
Other liabilities.........................................................................          26,576          15,598
Separate account liabilities..............................................................       2,953,063       2,537,685
                                                                                             --------------- ---------------
TOTAL LIABILITIES.........................................................................       5,281,800       5,436,892
                                                                                             --------------- ---------------

CONTINGENT LIABILITIES (NOTE 14)..........................................................

STOCKHOLDER'S EQUITY:
Common stock, $5,000 par value: 1,000 shares
  authorized; 500 shares issued...........................................................           2,500           2,500
Additional paid-in capital................................................................         503,234         503,234
Retained earnings.........................................................................          47,215          37,134
Accumulated other comprehensive loss......................................................          (2,689)           (605)
                                                                                             --------------- ---------------
TOTAL STOCKHOLDER'S EQUITY................................................................         550,260         542,263
                                                                                             --------------- ---------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY................................................   $   5,832,060   $   5,979,155
                                                                                             =============== ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
  STATEMENT OF INCOME, COMPREHENSIVE INCOME AND CHANGES IN STOCKHOLDER'S EQUITY
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                                 2006             2005             2004
                                                                            ---------------  ---------------  ---------------

REVENUES:
Premiums.................................................................  $      13,575    $       9,521    $       7,367
Insurance and investment product fees....................................        180,498          109,270           83,300
Investment income, net of expenses.......................................        129,325          154,374          143,862
Net realized investment gains (losses)...................................         (2,460)         (10,569)           5,121
                                                                           ---------------  ---------------  ---------------
TOTAL REVENUES...........................................................        320,938          262,596          239,650
                                                                           ---------------  ---------------  ---------------

BENEFITS AND EXPENSES:
Policy benefits..........................................................        151,285          130,279          136,760
Policy acquisition cost amortization.....................................         91,168           80,402           45,027
Other operating expenses.................................................         65,388           50,493           35,683
                                                                           ---------------  ---------------  ---------------
TOTAL BENEFITS AND EXPENSES..............................................        307,841          261,174          217,470
                                                                           ---------------  ---------------  ---------------
Income before income taxes...............................................         13,097            1,422           22,180
Applicable income taxes (benefit)........................................          3,016           (2,801)           5,465
                                                                           ---------------   --------------   --------------
NET INCOME...............................................................  $      10,081    $       4,223    $      16,715
                                                                           ===============  ===============  ===============

FEES PAID TO RELATED PARTIES (NOTE 9)

COMPREHENSIVE INCOME:
NET INCOME...............................................................  $      10,081    $       4,223    $      16,715
                                                                           ---------------  ---------------  ---------------
Net unrealized investment losses.........................................         (1,277)          (9,986)         (14,802)
Net unrealized derivative instruments losses.............................           (807)            (335)            (336)
                                                                           ---------------  ---------------  ---------------
OTHER COMPREHENSIVE LOSS.................................................         (2,084)         (10,321)         (15,138)
                                                                           ---------------  ---------------  ---------------
COMPREHENSIVE INCOME (LOSS)..............................................  $       7,997    $      (6,098)   $       1,577
                                                                           ===============  ===============  ===============

ADDITIONAL PAID-IN  CAPITAL:
Capital contributions from parent........................................  $          --    $          --    $      19,000

RETAINED EARNINGS:
Net income...............................................................         10,081            4,223           16,715

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Other comprehensive loss.................................................         (2,084)         (10,321)         (15,138)
                                                                           ---------------  ---------------  ---------------

CHANGE IN STOCKHOLDER'S EQUITY...........................................          7,997           (6,098)          20,577
Stockholder's equity, beginning of year..................................        542,263          548,361          527,784
                                                                           ---------------  ---------------  ---------------
STOCKHOLDER'S EQUITY, END OF YEAR........................................  $     550,260    $     542,263    $     548,361
                                                                           ===============  ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                             STATEMENT OF CASH FLOWS
                                ($ in thousands)
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                                               2006             2005              2004
                                                                         ---------------- ----------------  ----------------

OPERATING ACTIVITIES:
Net income.............................................................  $       10,081   $        4,223    $       16,715
Net realized investment (gains) losses.................................           2,460           10,569            (5,121)
Investment (gains) losses..............................................           4,206          (15,293)           (5,634)
Deferred income taxes..................................................          24,419           15,512            15,627
Increase in deferred policy acquisition costs..........................        (179,410)         (56,634)          (61,761)
Increase in policy liabilities and accruals............................         210,368          155,315           135,384
Other assets and other liabilities change..............................          (8,163)          34,725           (19,262)
                                                                         ---------------- ----------------  ----------------
CASH FROM OPERATING ACTIVITIES.........................................          63,961          148,417            75,948
                                                                         ---------------- ----------------  ----------------

INVESTING ACTIVITIES:
Investment purchases...................................................      (1,007,973)      (1,148,093)       (1,506,835)
Investment sales, repayments and maturities............................       1,728,360        1,357,687         1,503,161
                                                                         ---------------- ----------------  ----------------
CASH FROM (FOR) INVESTING ACTIVITIES...................................         720,387          209,594            (3,674)
                                                                         ---------------- ----------------  ----------------

FINANCING ACTIVITIES:
Policyholder deposit fund deposits.....................................         223,309          236,099           365,166
Policyholder deposit fund withdrawals..................................        (986,348)        (607,890)         (497,814)
Capital contributions from parent......................................              --               --            19,000
                                                                         ---------------- ----------------  ----------------
CASH FOR FINANCING ACTIVITIES..........................................        (763,039)        (371,791)         (113,648)
                                                                         ---------------- ----------------  ----------------
CHANGE IN CASH AND CASH EQUIVALENTS....................................          21,309          (13,780)          (41,374)
Cash and cash equivalents, beginning of year...........................          25,818           39,598            80,972
                                                                         ---------------- ----------------  ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR.................................  $       47,127   $       25,818    $       39,598
                                                                         ================ ================  ================

The accompanying notes are an integral part of these financial statements.

                         PHL VARIABLE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.  ORGANIZATION AND OPERATIONS

PHL Variable Insurance Company is a life insurance company offering variable and fixed annuity and non-participating life insurance products. It is a wholly-owned subsidiary of PM Holdings, Inc. PM Holdings, Inc. is a wholly-owned subsidiary of Phoenix Life Insurance Company (Phoenix Life), which is a wholly-owned subsidiary of The Phoenix Companies, Inc. (PNX), a New York Stock Exchange listed company. Phoenix Home Life Mutual Insurance Company demutualized on June 25, 2001 by converting from a mutual life insurance company to a stock life insurance company, became a wholly-owned subsidiary of PNX and changed its name to Phoenix Life Insurance Company. We have reclassified certain amounts for 2005 and 2004 to conform with the 2006 presentation.


2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

In preparing these financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. We employ significant estimates and assumptions in the determination of deferred policy acquisition costs; policyholder liabilities and accruals; the valuation of investments in debt and equity securities; and accruals for deferred taxes and contingent liabilities.

ADOPTION OF NEW ACCOUNTING STANDARDS

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements", or SAB 108. SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. We adopted SAB 108 on December 31, 2006 with no effect on our financial statements.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments", or SFAS 155. SFAS 155 resolves certain issues surrounding the accounting for beneficial interests in securitized financial assets. Our adoption of SFAS 155 did not have a material effect on our financial statements.

Effective January 1, 2006, we adopted FASB Staff Position Nos. FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", or FSP 115-1. FSP 115-1 provides guidance as to the determination of other-than-temporarily impaired securities and requires certain financial disclosures with respect to unrealized losses. These accounting and disclosure requirements largely codify our existing practices as to other-than-temporarily impaired securities and thus, our adoption did not have a material effect on our financial statements.

Effective January 1, 2004, we adopted the American Institute of Certified Public Accountants, or AICPA, Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", or SOP 03-1. SOP 03-1 provides guidance related to the accounting, reporting and disclosure of certain insurance contracts and separate accounts, including guidance for computing reserves for products with guaranteed benefits such as guaranteed minimum death benefits and for products with annuitization benefits such as guaranteed minimum income benefits. In addition, SOP 03-1 addresses the presentation and reporting of separate accounts, as well as rules concerning the capitalization and amortization of sales inducements. Since this new accounting standard largely codifies certain accounting and reserving practices related to applicable nontraditional long-duration contracts and separate accounts that we already followed, our adoption did not have a material effect on our financial statements.

ACCOUNTING STANDARDS NOT YET ADOPTED

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities", or SFAS 159. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early adoption is permitted provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements, at the same time. We are currently assessing the impact of SFAS 159 on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 provides guidance on how to measure fair value when required under existing accounting standards. The statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels ("Level 1, 2 and 3"). Level 1 inputs are observable inputs that reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. Level 2 inputs are observable inputs, other than quoted prices included in Level 1, for the asset or liability. Level 3 inputs are unobservable inputs reflecting our estimates of the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk). Quantitative and qualitative disclosures will focus on the inputs used to measure fair value for both recurring and non-recurring fair value measurements and the effects of the measurements in the financial statements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged only in the initial quarter of an entity's fiscal year. We are currently assessing the impact of SFAS 157 on our financial position and results of operations.

In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes", or FIN 48. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement and classification of taxes and introduces new disclosure requirements. This guidance is effective for fiscal years beginning after December 15, 2006. We anticipate that FIN 48 will not have a material effect on our GAAP equity as of January 1, 2007.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", or SFAS 156. SFAS 156 provides guidance on recognition and disclosure of servicing assets and liabilities and is effective beginning January 1, 2007. We do not expect our adoption of SFAS 156 to have a material impact on our financial statements.

In September 2005, the Accounting Standards Executive Committee, or AcSEC, of the AICPA's issued Statement of Position 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts", or SOP 05-1. SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", or SFAS 97. The SOP defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. We will adopt SOP 05-1 on January 1, 2007. Our adoption is not expected to have a material effect on our financial position and results of operations.

SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

Debt and equity securities

Our debt and equity securities classified as available-for-sale are reported on our balance sheet at fair value. Fair value is based on quoted market price, where available. When quoted market prices are not available, we estimate fair value by discounting debt security cash flows to reflect interest rates currently being offered on similar terms to borrowers of similar credit quality (private placement debt securities), by quoted market prices of comparable instruments (untraded public debt securities) and by independent pricing sources or internally developed pricing models (equity securities). We recognize unrealized investment gains and losses on investments in debt and equity securities that we classify as available-for-sale. We report these unrealized investment gains and losses as a component of other comprehensive income, net of applicable deferred policy acquisition costs and applicable deferred income taxes.

For mortgage-backed and other asset-backed debt securities, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic lives of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and any resulting adjustment is included in net investment income. For certain asset-backed securities, changes in estimated yield are recorded on a prospective basis and specific valuation methods are applied to these securities to determine if there has been an other-than-temporary decline in value.

Policy loans

Policy loans are carried at their unpaid principal balances and are collateralized by the cash values of the related policies. We estimate the fair value of fixed rate policy loans by discounting loan interest and loan repayments. We base the discount rate on the 10-year U.S. Treasury rate. We assume that loan interest payments are made at the fixed rate less 17.5 basis points and that loan repayments only occur as a result of anticipated policy lapses. For variable rate policy loans, we consider the unpaid loan balance as fair value, as interest rates on these loans are reset annually based on market rates.

Other investments

Other investments primarily include other partnership interests in which we do not have control or a majority ownership interest and are recorded using the equity method of accounting. We record the net income from investments in partnerships in net investment income.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments and other debt instruments with maturities of three months or less when purchased.

DEFERRED POLICY ACQUISITION COSTS

The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to production of new business, are deferred.

We amortize deferred policy acquisition costs based on the related policy's classification. For individual life insurance policies, deferred policy acquisition costs are amortized in proportion to estimated gross margins. For universal life, variable universal life and accumulation annuities, deferred policy acquisition costs are amortized in proportion to estimated gross profits, or EGPs. Policies may be surrendered for value or exchanged for a different one of our products (internal replacement). The deferred policy acquisition costs balance associated with the replaced or surrendered policies is amortized to reflect these surrenders.

Each year, we develop future EGPs for the products sold during that year. The EGPs for products sold in a particular year are aggregated into cohorts. Future EGPs are projected for the estimated lives of the contracts. The amortization of deferred policy acquisition costs requires the use of various assumptions, estimates and judgments about the future. The assumptions, in the aggregate, are considered important in the projections of EGPs. The assumptions developed as part of our annual process are based on our current best estimates of future events, which are likely to be different for each year's cohort. Assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. These assumptions are reviewed on a regular basis and are based on our past experience, industry studies, regulatory requirements and estimates about the future.

To determine the reasonableness of the prior assumptions used and their impact on previously projected account values and the related EGPs, we evaluate, on a quarterly basis, our previously projected EGPs. Our process to assess the reasonableness of our EGPs involves the use of internally developed models, together with studies and actual experience. Incorporated in each scenario are our current best estimate assumptions with respect to separate account returns, surrender and lapse rates, interest margin, mortality, premium persistency and expenses. Underlying assumptions for future periods of EGPs are not altered unless experience deviates significantly from original assumptions. For example, when lapses of our insurance products meaningfully exceed levels assumed in determining the amortization of deferred policy acquisition costs, we adjust amortization to reflect the change in future premiums or EGPs resulting from the unexpected lapses. In the event that we were to revise assumptions used for prior year cohorts, our estimate of projected account values would change and the related EGPs in the deferred policy acquisition cost amortization model would be adjusted to reflect such change. This process is known as "unlocking". Continued favorable experience on key assumptions, which could include increasing separate account fund return performance, decreasing lapses or decreasing mortality could result in an unlocking which would result in a decrease to deferred policy acquisition cost amortization and an increase in the deferred policy acquisition costs asset. Finally, an analysis is performed periodically to assess whether there are sufficient gross margins or gross profits to amortize the remaining deferred policy acquisition cost balances.

SEPARATE ACCOUNT ASSETS AND LIABILITIES

Separate account assets and liabilities related to policyholder funds are carried at fair value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Fees assessed to the contractholders for management services are included in revenues when services are rendered.

POLICY LIABILITIES AND ACCRUALS

Policy liabilities and accruals includes future benefit liabilities for certain life and annuity products. We establish liabilities in amounts adequate to meet the estimated future obligations of policies in force. Future benefit liabilities for traditional life insurance are computed using the net level premium method on the basis of actuarial assumptions as to contractual guaranteed rates of interest, mortality rates guaranteed in calculating the cash surrender values described in such contracts and morbidity. Future benefit liabilities for term and annuities in the payout phase that have significant mortality risk are computed using the net premium method on the basis of actuarial assumptions at the issue date of these contracts for rates of interest, contract administrative expenses, mortality and surrenders. We establish liabilities for outstanding claims, losses and loss adjustment expenses based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

Certain contracts may also include additional death or other insurance benefit features, such as guaranteed minimum death or income benefits offered with variable annuity contracts or no lapse guarantees offered with universal life insurance contracts. An additional liability is established for these benefits by estimating the expected present value of the excess benefits and recognizing the excess ratably over the accumulation period based on total expected assessments.

POLICYHOLDER DEPOSIT FUNDS

Amounts received as payment for certain universal life contracts, deferred annuities and other contracts without life contingencies are reported as deposits to Policyholder deposit funds. The liability for universal life-type contracts is equal to the balance that accrues to the benefit of the policyholders as of the financial statement date, including interest credited, amounts that have been assessed to compensate us for services to be performed over future periods, and any amounts previously assessed against the policyholder that is refundable. The liability for deferred annuities and other contracts without life contingencies is equal to the balance that accrues to the benefit of the contract holder as of the financial statement date which includes the accumulation of deposits plus interest credited, less withdrawals and amounts assessed through the financial statement date.

CONTINGENT LIABILITIES

Amounts related to contingent liabilities are accrued if it is probable that a liability has been incurred and an amount is reasonably estimable.

REVENUE RECOGNITION

We recognize premiums for long-duration life insurance products as revenue when due from policyholders. We recognize life insurance premiums for short-duration life insurance products as premium revenue pro rata over the related contract periods. We match benefits, losses and related expenses with premiums over the related contract periods.

Amounts received as payment for interest sensitive life contracts, deferred annuities and other contracts without life contingencies are considered deposits and are not included in revenue. Revenues from these products consist primarily of fees assessed during the period against the policyholders' account balances for mortality charges, policy administration charges and surrender charges. Fees assessed that represent compensation for services to be provided in the future are deferred and amortized into revenue over the life of the related contracts. Related benefit expenses include universal life benefit claims in excess of fund values, net investment income credited to policyholders' account balances and amortization of deferred policy acquisition costs.

NET INVESTMENT INCOME AND NET REALIZED INVESTMENT GAINS (LOSSES)

We recognize realized investment gains (losses) on asset dispositions on a first-in, first-out basis. We recognize realized investment losses when declines in fair value of debt and equity securities are considered to be other-than-temporarily impaired. We adjust the cost basis of these written down investments to fair value at the date the determination of impairment is made and do not change the new cost basis for subsequent recoveries in value. In evaluating whether a decline in value is other than temporary, we consider several factors including, but not limited to the following:


    o  the extent and the duration of the decline;
    o the reasons for the decline in value (credit event, interest related or market fluctuations);
    o our ability and intent to hold the investment for a period of time to allow for a recovery of value; and
    o  the financial condition of and near term prospects of the issuer.

Applicable deferred policy acquisition costs and applicable income taxes, which offset realized investment gains and losses, are each reported separately as components of net income.

INCOME TAXES

We recognize income tax expense or benefit based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to income, other comprehensive income and additional paid-in capital, as applicable.

We recognize current income tax assets and liabilities for estimated income taxes refundable or payable based on the current year's income tax returns. We recognize deferred income tax assets and liabilities for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognized for financial reporting and tax purposes of items not related to assets or liabilities. If necessary, we establish valuation allowances to reduce the carrying amount of deferred income tax assets to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances through earnings.


3.  REINSURANCE

We use reinsurance agreements to provide for greater diversification of business, control exposure to potential losses arising from large risks and provide capacity for growth.

We remain liable to the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect. Failure of the reinsurers to honor their obligations could result in losses to us; consequently, estimates are established for amounts deemed or estimated to be uncollectible. To minimize our exposure to significant losses from reinsurance insolvencies, we evaluate the financial condition of our reinsurers and monitor concentration of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers.

Our reinsurance program varies based on the type of risk, for example:

    o On direct policies, the maximum of individual life insurance retained by us on any one life is $10 million on single life and joint first-to-die policies and $12 million for joint last-to-die policies, with excess amounts ceded to reinsurers.
    o We reinsure up to 90% of the mortality risk on most new issues of term insurance.
    o In August of 2006, we entered into an agreement to reinsure 50% of the risk on policies issued from July 1, 2002 through December 31, 2005, inclusive, with a net amount at risk of $2,000,000 or greater.
    o We reinsure 100% of guaranteed minimum death benefits on variable annuities issued before January 1, 2000, including subsequent deposits. We retain the guaranteed minimum death benefit risks on the remaining variable deferred annuities in force that are not covered by this reinsurance arrangement.
    o We cede to Phoenix Life 100% of the guaranteed minimum accumulation and withdrawal benefits on our variable annuities.

                                                                                        YEAR ENDED DECEMBER 31,
DIRECT BUSINESS AND REINSURANCE:                                            ------------------------------------------------
($ in thousands)                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Direct premiums..........................................................   $      71,350    $      55,277   $      43,348
Premiums ceded to reinsurers.............................................         (57,775)         (45,756)        (35,981)
                                                                            ---------------  --------------- ---------------
PREMIUMS.................................................................   $      13,575    $       9,521   $       7,367
                                                                            ===============  =============== ===============

Direct policy benefits incurred..........................................   $      54,055    $      15,538   $      37,846
Policy benefits assumed from reinsureds..................................             965              381             286
Policy benefits ceded to reinsurers......................................         (26,398)          (9,572)        (26,767)
                                                                            ---------------  --------------- ---------------
POLICY BENEFITS..........................................................   $      28,622    $       6,347   $      11,365
                                                                            ===============  =============== ===============

Direct life insurance in-force...........................................   $  55,175,351    $  41,566,483   $  30,623,344
Life insurance in-force assumed from reinsureds..........................         104,826          135,447         155,964
Life insurance in-force ceded to reinsurers..............................     (40,820,818)     (30,459,568)    (23,057,775)
                                                                            ---------------  --------------- ---------------
LIFE INSURANCE IN-FORCE..................................................   $  14,459,359    $  11,242,362   $   7,721,533
                                                                            ===============  =============== ===============
Percentage of amount assumed to net insurance in-force...................           0.72%            1.20%           2.02%
                                                                            ===============  =============== ===============

The policy benefit amounts above exclude changes in reserves, interest credited to policyholders and withdrawals, which total $122.7 million, $123.9 million and $125.4 million, net of reinsurance, for the years ended December 31, 2006, 2005 and 2004, respectively.


4.  DEFERRED POLICY ACQUISITION COSTS

ACTIVITY IN DEFERRED POLICY ACQUISITION COSTS:                                          YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Direct acquisition costs deferred........................................   $     270,577    $     137,036   $     106,788
Recurring costs amortized to expense.....................................         (92,255)         (86,608)        (45,027)
Credit related to investment gains or losses.............................           1,087            6,206              --
Offsets to net unrealized investment gains or losses
  included in other comprehensive income (Note 11).......................          (4,930)          39,223            (912)
                                                                            ---------------  --------------- ---------------
Change in deferred policy acquisition costs..............................         174,479           95,857          60,849
Deferred policy acquisition costs, beginning of year.....................         529,315          433,458         372,609
                                                                            ---------------  --------------- ---------------
DEFERRED POLICY ACQUISITION COSTS, END OF YEAR...........................   $     703,794    $     529,315   $     433,458
                                                                            ===============  =============== ===============

Upon completion of a study during the fourth quarter of 2006, we updated, or "unlocked", our best estimate assumptions used to project expected gross profits and margins in the deferred policy acquisition cost amortization schedules. Major projection assumptions updated include expected mortality and lapse experience, investment margins and expenses. In our review to develop the best estimate, we examined our own experience, industry studies, market conditions and input from reinsurers. The deferred policy acquisition costs unlocking for universal life and variable universal life was driven largely by improved mortality. We also reflected higher interest earned in the investment margin for universal life and annuities, consistent with recent experience and maintenance expenses were shifted among various lines of business.

The deferred policy acquisition costs unlocking that resulted from these updated assumptions, along with related adjustments, resulted in an overall $6.7 million pre-tax charge to net income. The change in deferred policy acquisition costs also impacted our assumptions in reserves. As a result, we recorded an additional universal life reserve. The effects of the unlocking and related adjustments increased unearned revenue liabilities by $1.3 million, benefit reserves by $4.5 million, reinsurance liabilities by $1.2 million and decreased amortization by $0.4 million.

During 2005, amortization of deferred policy acquisition costs was increased by an unlocking of assumptions. The 2005 unlocking was driven by revised assumptions regarding mortality experience offset by interest rate and spread adjustments for annuities.


5.  POLICY LIABILITIES AND ACCRUALS

Policyholder liabilities are primarily for universal life products and include deposits received from customers and investment earnings on their fund balances which range from 4.00% to 5.25% as of December 31, 2006, less administrative and mortality charges.

POLICYHOLDER DEPOSIT FUNDS

Policyholder deposit funds consist of annuity deposits received from customers and investment earnings on their fund balances, which range from 3.0% to 14.0%, less administrative charges.


6.  INVESTING ACTIVITIES

DEBT AND EQUITY SECURITIES


FAIR VALUE AND COST OF DEBT SECURITIES:                                           AS OF DECEMBER 31,
($ in thousands)                                           -----------------------------------------------------------------
                                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                             FAIR VALUE          COST          FAIR VALUE         COST
                                                           ---------------  ---------------  --------------- ---------------

U.S. government and agency...............................  $     92,579     $     93,425     $    124,552    $    125,673
State and political subdivision..........................        15,900           16,281           28,585          28,934
Foreign government.......................................        49,884           46,505           73,412          69,275
Corporate................................................     1,157,781        1,172,275        1,490,696       1,506,917
Mortgage-backed..........................................       452,641          455,739          648,124         649,346
Other asset-backed.......................................       282,204          280,086          424,122         425,634
                                                           ---------------  ---------------  --------------- ---------------
AVAILABLE-FOR-SALE DEBT SECURITIES.......................  $  2,050,989     $  2,064,311     $  2,789,491    $  2,805,779
                                                           ===============  ===============  =============== ===============

The non-income producing debt securities owned as of December 31, 2006 and 2005 are immaterial to our financials.

UNREALIZED GAINS (LOSSES) FROM                                                    AS OF DECEMBER 31,
DEBT SECURITIES:                                           -----------------------------------------------------------------
($ in thousands)                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                               GAINS            LOSSES           GAINS           LOSSES
                                                           ---------------  ---------------  --------------- ---------------

U.S. government and agency...............................  $         295    $      (1,141)   $         369   $      (1,490)
State and political subdivision..........................             17             (398)             239            (588)
Foreign government.......................................          3,590             (211)           4,539            (402)
Corporate................................................          6,523          (21,017)          14,560         (30,781)
Mortgage-backed..........................................          2,862           (5,960)           6,141          (7,363)
Other asset-backed.......................................          3,857           (1,739)           2,052          (3,564)
                                                           ---------------  ---------------  --------------- ---------------
DEBT SECURITIES GAINS AND LOSSES.........................  $      17,144    $     (30,466)   $      27,900   $     (44,188)
                                                           ===============  ===============  =============== ===============
DEBT SECURITIES NET LOSSES...............................  $     (13,322)                    $     (16,288)
                                                           ===============                   ===============


AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2006
DEBT SECURITIES:                            ---------------------------------------------------------------------------------
($ in thousands)                               LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            ------------- ------------- ------------ ------------- ------------ -------------
DEBT SECURITIES
U.S. government and agency................  $      5,643  $       (19)  $    50,878  $    (1,122)  $    56,521  $    (1,141)
State and political subdivision...........         1,014           (3)       14,367         (395)       15,381         (398)
Foreign government........................         4,024          (10)        9,323         (201)       13,347         (211)
Corporate.................................       152,344       (1,595)      689,660      (19,422)      842,004      (21,017)
Mortgage-backed...........................        78,465         (693)      257,905       (5,267)      336,370       (5,960)
Other asset-backed........................        53,844         (171)      102,302       (1,568)      156,146       (1,739)
                                            ------------- ------------- ------------ ------------- ------------ -------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $    295,334  $    (2,491)  $ 1,124,435  $   (27,975)  $ 1,419,769  $   (30,466)
                                            ============= ============= ============ ============= ============ =============

BELOW INVESTMENT GRADE....................  $     20,190  $      (377)  $    90,763  $    (3,859)  $   110,953  $    (4,236)
                                            ============= ============= ============ ============= ============ =============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $       (45)               $      (550)               $      (595)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2006 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.


AGING OF TEMPORARILY IMPAIRED                                           AS OF DECEMBER 31, 2005
DEBT AND EQUITY SECURITIES:                 ---------------------------------------------------------------------------------
($ in thousands):                              LESS THAN 12 MONTHS       GREATER THAN 12 MONTHS              TOTAL
                                            --------------------------- -------------------------- --------------------------
                                                FAIR       UNREALIZED       FAIR      UNREALIZED       FAIR      UNREALIZED
                                                VALUE        LOSSES        VALUE        LOSSES        VALUE        LOSSES
                                            -------------- ------------  ------------ ------------  ------------ ------------
DEBT SECURITIES
U.S. government and agency................  $     62,372  $      (714)  $    33,369  $      (776)  $    95,741  $    (1,490)
State and political subdivision...........         7,854          (15)       16,067         (573)       23,921         (588)
Foreign government........................        14,877         (269)        4,834         (133)       19,711         (402)
Corporate.................................       651,536      (18,520)      340,112      (12,261)      991,648      (30,781)
Mortgage-backed...........................       245,240       (3,751)      165,412       (3,612)      410,652       (7,363)
Other asset-backed........................       140,801       (1,797)      101,004       (1,767)      241,805       (3,564)
                                            -------------- ------------  ------------ ------------  ------------ ------------
TOTAL TEMPORARILY IMPAIRED SECURITIES.....  $  1,122,680  $   (25,066)  $   660,798  $   (19,122)  $ 1,783,478  $   (44,188)
                                            ============== ============ ============ ============  ============ ============

BELOW INVESTMENT GRADE....................  $     72,000  $    (2,888)  $    40,186  $    (2,667)  $   112,186  $    (5,555)
                                            ============== ============ ============ ============  ============ ============
BELOW INVESTMENT GRADE AFTER OFFSETS
  FOR DEFERRED ACQUISITION COST
  ADJUSTMENT AND TAXES....................                $      (469)               $      (305)               $      (774)
                                                          =============              =============              =============

All of these securities are considered to be temporarily impaired at December 31, 2005 as each of these securities has performed, and is expected to continue to perform, in accordance with their original contractual terms, and we have the ability and intent to hold these securities until they recover their value.

STATUTORY DEPOSITS

Pursuant to certain statutory requirements, as of December 31, 2006 and 2005, we had on deposit securities with a fair value of $8.2 million and $8.4 million, respectively, in insurance department special deposit accounts. We are not permitted to remove the securities from these accounts without approval of the regulatory authority.

NET INVESTMENT INCOME

SOURCES OF NET INVESTMENT INCOME:                                                       YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt securities..........................................................   $     127,977    $     155,648   $     145,354
Equity securities........................................................              --                2              44
Other investments........................................................             148              183             178
Policy loans.............................................................             581              479             122
Cash and cash equivalents................................................           3,089            1,061           1,000
                                                                            ---------------  --------------- ---------------
Total investment income..................................................         131,795          157,373         146,698
  Less: Investment expenses..............................................          (2,470)          (2,999)         (2,836)
                                                                            ---------------  --------------- ---------------
NET INVESTMENT INCOME....................................................   $     129,325    $     154,374   $     143,862
                                                                            ===============  =============== ===============

NET REALIZED INVESTMENT GAINS (LOSSES)

TYPES OF REALIZED INVESTMENT GAINS (LOSSES):                                            YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

DEBT SECURITY IMPAIRMENTS................................................   $        (411)   $      (2,651)  $          --
                                                                            ---------------  --------------- ---------------
Debt security transaction gains..........................................           2,955            1,764           6,015
Debt security transaction losses.........................................          (7,253)          (9,254)         (3,581)
Equity security transaction gains........................................              --               26           2,286
Equity security transaction losses.......................................              --              (13)             --
Other investment transaction gains (losses)..............................           2,249             (441)            402
Cash equivalent transaction losses.......................................              --               --              (1)
                                                                            ---------------  --------------- ---------------
NET TRANSACTION GAINS (LOSSES)...........................................          (2,049)          (7,918)          5,121
                                                                            ---------------  --------------- ---------------
NET REALIZED INVESTMENT GAINS (LOSSES)...................................   $      (2,460)   $     (10,569)  $       5,121
                                                                            ===============  =============== ===============

UNREALIZED INVESTMENT GAINS (LOSSES)

SOURCES OF CHANGES IN NET UNREALIZED INVESTMENT GAINS (LOSSES):                         YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt securities..........................................................   $       2,956    $     (54,591)  $     (19,782)
Equity securities........................................................              --                5          (1,953)
Other investments........................................................              10               --            (125)
                                                                            ---------------  --------------- ---------------
NET UNREALIZED INVESTMENT GAINS (LOSSES).................................   $       2,966    $     (54,586)  $     (21,860)
                                                                            ===============  =============== ===============

Net unrealized investment gains (losses).................................   $       2,966    $     (54,586)  $     (21,860)
                                                                            ---------------  --------------- ---------------
Applicable deferred policy acquisition costs (Note 4)....................           4,930          (39,223)            912
Applicable deferred income tax benefit...................................            (687)          (5,377)         (7,970)
                                                                            ---------------  --------------- ---------------
Offsets to net unrealized investment losses..............................           4,243          (44,600)         (7,058)
                                                                            ---------------  --------------- ---------------
NET UNREALIZED INVESTMENT LOSSES INCLUDED IN
  OTHER COMPREHENSIVE INCOME.............................................   $      (1,277)   $      (9,986)  $     (14,802)
                                                                            ===============  =============== ===============

INVESTING CASH FLOWS

INVESTMENT PURCHASES, SALES, REPAYMENTS AND MATURITIES:                                 YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Debt security purchases..................................................   $    (999,542)   $  (1,139,974)  $  (1,505,651)
Equity security purchases................................................              --               --             (40)
Other investment purchases...............................................          (1,060)          (2,434)           (411)
Policy loan advances, net................................................          (7,371)          (5,685)           (733)
                                                                            ---------------  --------------- ---------------
INVESTMENT PURCHASES.....................................................   $  (1,007,973)   $  (1,148,093)  $  (1,506,835)
                                                                            ===============  =============== ===============

Debt securities sales....................................................   $   1,178,127    $     873,995   $     886,091
Debt securities maturities and repayments................................         549,483          477,568         591,962
Equity security sales....................................................              --              279           8,798
Other investment sales...................................................             750            5,845          16,310
                                                                            ---------------  --------------- ---------------
INVESTMENT SALES, REPAYMENTS AND MATURITIES..............................   $   1,728,360    $   1,357,687   $   1,503,161
                                                                            ===============  =============== ===============

The maturities of debt securities, by contractual sinking fund payment and maturity are summarized in the following table. Actual maturities may differ from contractual maturities as certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties, and we may have the right to put or sell the obligations back to the issuers.


MATURITIES OF DEBT SECURITIES:                                                                  AS OF DECEMBER 31, 2006
($ in thousands)                                                                             -------------------------------
                                                                                                  COST         FAIR VALUE
                                                                                             --------------- ---------------

Due in one year or less...................................................................   $     164,631   $     163,602
Due after one year through five years.....................................................         586,444         580,449
Due after five years through ten years....................................................         508,489         504,843
Due after ten years.......................................................................         804,747         802,095
                                                                                             --------------- ---------------
TOTAL.....................................................................................   $   2,064,311   $   2,050,989
                                                                                             =============== ===============


7.  SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. Investment objectives for these separate accounts vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Our separate account products include variable annuities and variable life insurance contracts. The assets supporting these contracts are carried at fair value and reported as Separate account assets with an equivalent amount reported as Separate account liabilities. Amounts assessed against the policyholder for mortality, administration, and other services are included within revenue in Insurance and investment product fees. In 2006 and 2005 there were no gains or losses on transfers of assets from the general account to a separate account.

Many of our variable contracts offer various guaranteed minimum death, accumulation, withdrawal and income benefits. These benefits are offered in various forms as described in the footnotes to the table below. We currently reinsure a significant portion of the death benefit guarantees associated with our in-force block of business. We establish policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity policies as follows:


    o Liabilities associated with the guaranteed minimum death benefit, or GMDB, are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the liabilities are generally consistent with those used for amortizing deferred policy acquisition costs.
    o Liabilities associated with the guaranteed minimum income benefit, or GMIB, are determined by estimating the expected value of the income benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The assumptions used for calculating such guaranteed income benefit liabilities are generally consistent with those used for calculating the guaranteed death benefit liabilities.

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

For annuities with GMDB, 500 stochastically generated scenarios were used. For annuities with GMIB, we used 10,000 stochastically generated scenarios.

SEPARATE ACCOUNT INVESTMENTS OF ACCOUNT BALANCES OF CONTRACTS WITH GUARANTEES:                      AS OF DECEMBER 31,
($ in thousands)                                                                               -----------------------------
                                                                                                   2006           2005
                                                                                               -------------- --------------

Debt securities.............................................................................   $    456,148   $    427,337
Equity funds................................................................................      1,861,762      1,573,287
Other.......................................................................................         68,810         55,791
                                                                                               -------------- --------------
TOTAL.......................................................................................   $  2,386,720   $  2,056,415
                                                                                               ============== ==============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
(NET OF REINSURANCE RECOVERABLES)                                                                   DECEMBER 31, 2006
($ in thousands)                                                                               -----------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                   GMDB           GMIB
                                                                                               -------------- --------------

Liability balance as of January 1, 2006.....................................................   $      9,812   $      2,474
Incurred....................................................................................          1,399          1,094
Paid........................................................................................         (1,371)            --
                                                                                               -------------- --------------
LIABILITY BALANCE AS OF DECEMBER 31, 2006...................................................   $      9,840   $      3,568
                                                                                               ============== ==============

CHANGES IN GUARANTEED LIABILITY BALANCES:                                                               YEAR ENDED
(NET OF REINSURANCE RECOVERABLES)                                                                   DECEMBER 31, 2005
($ in thousands)                                                                               -----------------------------
                                                                                                  ANNUITY        ANNUITY
                                                                                                   GMDB           GMIB
                                                                                               -------------- --------------

Liability balance as of January 1, 2005.....................................................   $      8,528   $        745
Incurred....................................................................................          2,571          1,729
Paid........................................................................................         (1,287)            --
                                                                                               -------------- --------------
LIABILITY BALANCE AS OF DECEMBER 31, 2005...................................................   $      9,812   $      2,474
                                                                                               ============== ==============

The reinsurance recoverable asset related to the GMDB was $27,992 thousand and $28,144 thousand as of December 31, 2006 and 2005, respectively.

The GMDB and GMIB guarantees are recorded in policy liabilities and accruals on our balance sheet. Changes in the liability are recorded in Policy benefits on our statement of operations. In a manner consistent with our policy for deferred policy acquisition costs, we regularly evaluate estimates used and adjust the additional liability balances, with a related charge or credit to benefit expense if actual experience or other evidence suggests that earlier assumptions should be revised.

We also offer certain variable products with a guaranteed minimum withdrawal benefit, or GMWB, and a guaranteed minimum accumulation benefit, or GMAB.

The GMWB guarantees the policyholder a minimum amount of withdrawals and benefit payments over time, regardless of the investment performance of the contract, subject to an annual limit. Optional resets are available In addition, we have introduced a feature for these contracts beginning in the fourth quarter of 2005, that allows the policyholder to receive the guaranteed annual withdrawal amount for as long as they are alive.

The GMAB rider provides the contract holder with a minimum accumulation of their purchase payments deposited within a specific time period, adjusted for withdrawals, after a specified amount of time determined at the time of issuance of the variable annuity contract.

The GMWB and GMAB represent embedded derivatives in the variable annuity contracts that are required to be reported separately from the host variable annuity contract. They are carried at fair value and reported in Policyholder deposit funds.

7. SEPARATE ACCOUNTS, DEATH BENEFITS AND OTHER INSURANCE BENEFIT FEATURES (CONTINUED)

The fair value of the GMWB and GMAB obligation is calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. As markets change, mature and evolve and actual policyholder behavior emerges, management continually evaluates the appropriateness of its assumptions.

In order to minimize the volatility associated with the GMWB and GMAB liabilities, we have entered into a contract with Phoenix Life whereby we cede 100% of any claims for these guarantees. Because this contract does not transfer sufficient risk to be accounted for as reinsurance, we use deposit accounting for the contract. As of December 31, 2006 and 2005, the embedded derivative for GMWB and GMAB was immaterial. There were no benefit payments made for the GMWB or GMAB during 2006 or 2005. See Note 9 to these financial statements for more information.

For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date. For guarantees of benefits that are payable upon annuitization, the net amount at risk is generally defined as the present value of the minimum guaranteed annuity payments available to the policy holder determined in accordance with the terms of the contract in excess of the current account balance. For guarantees of accumulation balances, the net amount at risk is generally defined as the guaranteed minimum accumulation balance minus the current account balance.


ADDITIONAL INSURANCE BENEFITS:                                                              NET AMOUNT          AVERAGE
($ in thousands)                                                            ACCOUNT       AT RISK AFTER      ATTAINED AGE
                                                                             VALUE         REINSURANCE       OF ANNUITANT
                                                                        ---------------- -----------------  ----------------

GMDB return of premium(1).............................................  $    1,315,738   $         7,962           59
GMDB step up(2).......................................................       1,648,220            34,628           61
GMDB earnings enhancement benefit (EEB)(3)............................          77,382                 3           59
GMDB greater of annual step up and roll up(4).........................          37,713             4,017           62
                                                                        ---------------- -----------------
TOTAL GMDB AT DECEMBER 31, 2006.......................................  $    3,079,053   $        46,610
                                                                        ================ =================

GMIB..................................................................  $      603,412   $            --           59
GMAB..................................................................         206,069                --           54
GMWB..................................................................          27,133                --           67
                                                                        ---------------- -----------------
TOTAL AT DECEMBER 31, 2006............................................  $      836,614   $            --
                                                                        ================ =================
----------

(1) Return of premium: The death benefit is the greater of current account value or premiums paid (less any adjusted partial withdrawals).
(2) Step Up: The death benefit is the greater of current account value, premiums paid (less any adjusted partial withdrawals) or the annual step up amount prior of the eldest original owner attaining a certain age. On and after the eldest original owner attains that age, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attaining that age plus premium payments (less any adjusted partial withdrawals) made since that date.
(3) EEB: The death benefit is the greater of the premiums paid (less any adjusted partial withdrawals) or the current account value plus the EEB.
(4) Greater of Annual Step Up and Annual Roll Up: The death benefit is the greater of premium payments (less any adjusted partial withdrawals), the annual step up amount, the annual roll up amount or the current account value prior to the eldest original owner attaining age 81. On and after the eldest original owner attained age 81, the death benefit is the greater of current account value or the death benefit at the end of the contract year prior to the eldest original owner's attained age of 81 plus premium payments (less any adjusted partial withdrawals) made since that date.

Liabilities for universal life are generally determined by estimating the expected value of losses when death benefits exceed revenues and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating these liabilities are consistent with those used for amortizing deferred policy acquisition costs. A single set of best estimate assumptions is used since these insurance benefits do not vary significantly with capital markets volatility. At December 31, 2006, we held additional universal life benefit reserves of $8,841 thousand.

8.  INCOME TAXES

ALLOCATION OF INCOME TAXES:                                                              YEAR ENDED DECEMBER 31,
($ in thousands)                                                            --------------------------------------------------
                                                                                 2006             2005              2004
                                                                            ---------------  ---------------   ---------------

Income tax expense (benefit) attributable to:
  Current................................................................   $     (21,403)   $     (18,313)    $   (10,162)
  Deferred...............................................................          24,419           15,512          15,627
                                                                            ---------------  ---------------   -------------
INCOME TAXES APPLICABLE TO NET INCOME (LOSS).............................           3,016           (2,801)          5,465
Other comprehensive loss.................................................          (1,121)          (5,558)         (8,151)
                                                                            ---------------  ---------------   -------------
INCOME TAXES APPLICABLE TO COMPREHENSIVE INCOME (LOSS)...................   $       1,895    $      (8,359)    $    (2,686)
                                                                            ===============  ===============   =============

INCOME TAXES RECOVERED...................................................   $     (24,094)   $     (14,288)    $    (3,450)
                                                                            ===============  ===============   =============


RECONCILIATION OF STATUTORY TAX RATE TO EFFECTIVE TAX RATE:                             YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Income before income taxes...............................................   $      13,097    $       1,422   $      22,180
                                                                            ---------------  --------------- ---------------
Income taxes at statutory rate of 35.0%..................................           4,584              498           7,763
Tax benefit attributable to tax-advantaged investment income.............          (1,572)          (2,924)         (2,264)
Tax interest.............................................................               1             (378)             --
Other, net...............................................................               3                3             (34)
                                                                            ---------------  --------------- ---------------
APPLICABLE INCOME TAXES (BENEFIT)........................................   $       3,016    $      (2,801)  $       5,465
                                                                            ===============  =============== ===============
Effective income tax (benefit) rates.....................................           23.0%         (197.0)%           24.6%
                                                                            ===============  =============== ===============


DEFERRED INCOME TAX ASSETS (LIABILITIES) ATTRIBUTABLE TO TEMPORARY DIFFERENCES:                    AS OF DECEMBER 31,
($ in thousands)                                                                             -------------------------------
                                                                                                  2006            2005
                                                                                             --------------- ---------------

Deferred income tax assets:
Future policyholder benefits..............................................................   $     102,603   $      63,793
Unearned premiums / deferred revenues.....................................................          10,817           7,482
Net operating loss carryover benefits.....................................................              --           7,970
Other.....................................................................................              --           1,137
                                                                                             --------------- ---------------
GROSS DEFERRED INCOME TAX ASSETS..........................................................         113,420          80,382
                                                                                             --------------- ---------------
Deferred tax liabilities:
Deferred policy acquisition costs.........................................................         207,513         150,281
Employee benefits.........................................................................              --           1,907
Investments...............................................................................             849           1,550
Other.....................................................................................           1,712              --
                                                                                             --------------- ---------------
GROSS DEFERRED INCOME TAX LIABILITIES.....................................................         210,074         153,738
                                                                                             --------------- ---------------
DEFERRED INCOME TAX LIABILITY.............................................................   $      96,654   $      73,356
                                                                                             =============== ===============

We are included in the life/non-life consolidated federal income tax return filed by PNX.

We have determined, based on our earnings and projected future taxable income, that it is more likely than not that deferred income tax assets at December 31, 2006 and 2005 will be realized.

As of December 31, 2006, we had current taxes payable of $2,974 thousand.


9.  RELATED PARTY TRANSACTIONS

The amounts included in the following discussion are gross expenses, before deferrals for policy acquisition costs.

Phoenix Life provides services and facilities to us and is reimbursed through a cost allocation process. The expenses allocated to us were $203,521 thousand, $108,701 thousand and $82,050 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to Phoenix Life were $18,650 thousand and $42,373 thousand as of December 31, 2006 and 2005, respectively.

During 2006, we entered into a contract with Phoenix Life whereby we cede to Phoenix Life the liabilities related to certain guarantees on our annuity products. Because this contract does not transfer sufficient risk to qualify for reinsurance accounting, we account for ceded liabilities as a deposit asset. The asset on deposit with Phoenix Life was $220 thousand at December 31, 2006. This amount is included in our balance sheet in other general account assets.

Phoenix Investment Partners Ltd. (PXP), an indirect wholly-owned subsidiary of PNX, through its affiliated registered investment advisors, provides investment advisory services to us for a fee. Investment advisory fees incurred by us for management of general account assets under this arrangement were $2,439 thousand, $2,993 thousand and $2,810 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to the affiliated investment advisors were $106 thousand and $0 thousand, as of December 31, 2006 and 2005, respectively. PXP receives variable product separate account fees on our behalf. They retain a portion of those fees, for services provided, and forward the remainder to us. Amounts receivable from PXP for those fees were $245 thousand and $181 thousand as of December 31, 2006 and 2005, respectively. The variable product separate account fees retained by PXP were $684 thousand, $697 thousand and $1,120 thousand for 2006, 2005 and 2004, respectively.

Phoenix Equity Planning Corporation (PEPCO), a wholly-owned subsidiary of Phoenix Investment Partners Ltd., is the principal underwriter of our annuity contracts. Until May 31, 2004, contracts could be purchased through registered representatives of our former affiliate, W.S. Griffith Securities, Inc. (Griffith). Other outside broker-dealers are licensed to sell our annuity contracts as well. We incurred commissions for contracts underwritten by PEPCO of $38,062 thousand, $35,422 thousand and $39,491 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to PEPCO were $278 thousand and $2,162 thousand as of December 31, 2006 and 2005, respectively.

Phoenix Life pays commissions to producers who sell our non-registered life and annuity products. Commissions paid by Phoenix Life on our behalf were $105,993 thousand, $54,927 thousand and $28,962 thousand for the years ended December 31, 2006, 2005 and 2004, respectively. Amounts payable to Phoenix Life were $4,187 thousand and $11,090 thousand as of December 31, 2006 and 2005, respectively.

Until May 31, 2004, Griffith, formerly an indirect wholly-owned subsidiary of PNX, sold certain of our non-participating life insurance products through its insurance agents. Concessions paid by us for products sold through Griffith were $96 thousand for the five months ended May 31, 2004.

Effective May 31, 2004, PNX sold Griffith to an unrelated third party.

PREMIUM PROCESSING SERVICES

We provide payment processing services for Phoenix Life, wherein we receive deposits on Phoenix Life annuity contracts, and forward those payments to Phoenix Life. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2006 and 2005, we had amounts due to Phoenix Life of $1,843 thousand and $16,354 thousand, respectively. We do not charge any fees for this service.

We also provide payment processing services for Phoenix Life and Annuity, a wholly-owned indirect subsidiary of Phoenix Life, wherein we receive deposits on certain Phoenix Life and Annuity annuity contracts, and forward those payments to Phoenix Life and Annuity. During 2006, we began including life insurance premiums in this service. In connection with this service, at December 31, 2006 and 2005, we had amounts due to Phoenix Life and Annuity of $16 thousand and $19 thousand, respectively. We do not charge any fees for this service.

Until 2006, Phoenix Life provided life insurance premium processing services to us for life insurance policies. In connection with this service, at December 31, 2005, we had policy-related receivables of $31,119 thousand. Phoenix Life did not charge us for these services.

10. EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

PNX has a non-contributory, defined benefit pension plan covering substantially all of its employees and those of its subsidiaries. Retirement benefits are a function of both years of service and level of compensation. PNX also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. PNX's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are intended to provide for benefits attributable not only to service to date, but to service expected to be conferred in the future.

PNX sponsors pension and savings plans for its employees, and employees and agents of its subsidiaries. The qualified plans comply with requirements established by ERISA and excess benefit plans provide for that portion of pension obligations, which is in excess of amounts permitted by ERISA. PNX also provides certain health care and life insurance benefits for active and retired employees. We incur applicable employee benefit expenses through the process of cost allocation by PNX.

In addition to its pension plans, PNX currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans which it sponsors. A substantial portion of PNX's affiliate employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for our participation in the plans. PNX, the plan sponsor, established an accrued liability and amounts attributable to us have been allocated. The amount of such allocated benefits is not significant to the financial statements.


11. OTHER COMPREHENSIVE INCOME

SOURCES OF                                                                YEAR ENDED DECEMBER 31,
OTHER COMPREHENSIVE INCOME:                   ------------------------------------------------------------------------------
($ in thousands)                                         2006                      2005                       2004
                                              -------------------------- -------------------------- ------------------------
                                                  GROSS         NET         GROSS          NET         GROSS         NET
                                              ------------- ------------ ------------  ------------ ------------ -----------

 Unrealized gains (losses) on investments...  $     (1,743) $    (2,985) $   (64,714)  $   (16,717) $   (17,140) $  (11,734)
 Net realized investment gains (losses) on
   available-for-sale securities included
   in net income............................         4,709        1,708       10,128         6,731       (4,720)     (3,068)
                                              ------------- ------------ ------------  ------------ ------------ -----------
 Net unrealized investment gains (losses)...         2,966       (1,277)     (54,586)       (9,986)     (21,860)    (14,802)
 Net unrealized losses on derivative
   instruments..............................        (1,241)        (807)        (516)         (335)        (517)       (336)
                                              ------------- ------------ ------------  ------------ ------------ -----------
 Other comprehensive income (loss)..........         1,725  $    (2,084)     (55,102)  $   (10,321)     (22,377) $  (15,138)
                                              ------------- ============ ------------  ============ ------------ ===========
 Applicable deferred policy acquisition              4,930                   (39,223)                       912
   cost amortization........................
 Applicable deferred income tax benefit.....        (1,121)                   (5,558)                   (8,151)
                                              -------------              ------------               ------------
 Offsets to other comprehensive income......         3,809                   (44,781)                   (7,239)
                                              -------------              ------------               ------------
 OTHER COMPREHENSIVE LOSS...................  $     (2,084)              $   (10,321)               $  (15,138)
                                              =============              ============               ============


 COMPONENTS OF ACCUMULATED                                                          AS OF DECEMBER 31,
 OTHER COMPREHENSIVE INCOME:                                -----------------------------------------------------------------
 ($ in thousands)                                                         2006                              2005
                                                            --------------------------------  -------------------------------
                                                                GROSS             NET             GROSS            NET
                                                            ---------------  ---------------  --------------- ---------------

 Unrealized losses on investments.........................  $     (14,584)   $      (2,689)   $     (17,550)  $      (1,412)
 Unrealized gains on derivative instruments...............             --               --            1,241             807
                                                            ---------------  ---------------  --------------- ---------------
 Accumulated other comprehensive loss.....................        (14,584)   $      (2,689)         (16,309)  $        (605)
                                                            ---------------  ===============  --------------- ===============
 Applicable deferred policy acquisition costs.............        (10,448)                          (15,378)
 Applicable deferred income taxes.........................         (1,447)                             (326)
                                                            ---------------                   ---------------
 Offsets to other comprehensive income....................        (11,895)                          (15,704)
                                                            ---------------                   ---------------
 ACCUMULATED OTHER COMPREHENSIVE LOSS.....................  $      (2,689)                    $        (605)
                                                            ===============                   ===============

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

CARRYING AMOUNTS AND ESTIMATED FAIR VALUES                                        AS OF DECEMBER 31,
OF FINANCIAL INSTRUMENTS:                                  -----------------------------------------------------------------
($ in thousands)                                                        2006                              2005
                                                           --------------------------------  -------------------------------
                                                              CARRYING           FAIR           CARRYING          FAIR
                                                               VALUE            VALUE            VALUE           VALUE
                                                           ---------------  ---------------  --------------- ---------------

Cash and cash equivalents................................  $      47,127    $      47,127    $      25,818   $      25,818
Debt securities..........................................      2,050,989        2,050,989        2,789,491       2,789,491
Policy loans.............................................         15,542           15,542            8,171           8,171
                                                           ---------------  ---------------  --------------- ---------------
FINANCIAL ASSETS.........................................  $   2,113,658    $   2,113,658    $   2,823,480   $   2,823,480
                                                           ===============  ===============  =============== ===============

Investment contracts.....................................  $   1,491,367    $   1,486,758    $   2,256,129   $   2,250,695
                                                             -------------  ---------------   -------------- ---------------
FINANCIAL LIABILITIES....................................  $   1,491,367    $   1,486,758    $   2,256,129   $   2,250,695
                                                           ===============  ===============  =============== ===============

FAIR VALUE OF INVESTMENT CONTRACTS

We determine the fair value of deferred annuities with an interest guarantee of one year or less at the amount of the policy reserve. In determining the fair value of deferred annuities with interest guarantees greater than one year, we use a discount rate equal to the appropriate U.S. Treasury rate plus 150 basis points to determine the present value of the projected account value of the policy at the end of the current guarantee period.

DERIVATIVE INSTRUMENTS

We maintain an overall interest rate risk-management strategy that primarily incorporates the use of interest rate swaps as hedges of our exposure to changes in interest rates. Our exposure to changes in interest rates primarily results from our commitments to fund interest-sensitive insurance liabilities, as well as from our significant holdings of fixed rate financial instruments.

We recognized an after-tax gain of $0.8 million, $0.3 million and $0.3 million for the years ended December 31, 2006, 2005 and 2004 (reported as other comprehensive income in Statement of Income, Comprehensive Income and Changes in Stockholder's Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, we recognize the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified into earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the years 2006, 2005 and 2004, we reclassified after-tax gains of $1.2 million, $0.3 million and $0.3 million, respectively, into earnings related to these same derivatives.

We held no positions in derivative instruments at December 31, 2006 and 2005.


13. STATUTORY FINANCIAL INFORMATION AND REGULATORY MATTERS

We are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2006, 2005 and 2004. Statutory surplus differs from equity reported in accordance with GAAP primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits deferred tax assets based on admissibility tests.

Connecticut Insurance Law requires that Connecticut life insurers report their risk-based capital. Risk-based capital is based on a formula calculated by applying factors to various assets, premium and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. Connecticut Insurance Law gives the Connecticut Commissioner of Insurance explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels. Our risk-based capital was in excess of 300% of Company Action Level (the level where a life insurance enterprise must submit a comprehensive plan to state insurance regulators) as of December 31, 2006 and 2005.

STATUTORY FINANCIAL DATA:                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
($ in thousands)                                                            ------------------------------------------------
                                                                                 2006             2005            2004
                                                                            ---------------  --------------- ---------------

Statutory capital and surplus............................................   $     220,342    $     264,825   $     245,831
Asset valuation reserve..................................................          14,320            5,575           7,370
                                                                            ---------------  --------------- ---------------
STATUTORY CAPITAL, SURPLUS AND ASSET VALUATION RESERVE...................   $     234,662    $     270,400   $     253,201
                                                                            ===============  =============== ===============
STATUTORY GAIN (LOSS) FROM OPERATIONS....................................   $     (33,094)   $      12,251   $      (2,574)
                                                                            ===============  =============== ===============
STATUTORY NET INCOME (LOSS)..............................................   $     (33,994)   $      12,749   $      (3,254)
                                                                            ===============  =============== ===============

The Connecticut Insurance Holding Company Act limits the maximum amount of annual dividends and other distributions in any 12-month period to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, we cannot make any dividend distribution during 2007 without prior approval.


14. CONTINGENT LIABILITIES

Litigation and Arbitration

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, investor, or taxpayer. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. We believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

Regulatory Matters

State regulatory bodies, the Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, Inc., or NASD, and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with, among other things, insurance laws and securities laws. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, during 2003 and 2004, the SEC conducted examinations of certain Phoenix Life variable products and certain Phoenix Life affiliated investment advisers and mutual funds. In 2004, the NASD also commenced examinations of two affiliated broker-dealers; the examinations were closed in April 2005 and November 2004, respectively. In February 2005, the NASD notified PNX that it was asserting violations of trade reporting rules by a subsidiary. PNX responded to the NASD allegations in May 2005. Thereafter, in January 2007, the NASD notified PNX that the matter is being referred for potential violations and possible action.

In addition, Federal and state regulatory authorities from time to time make inquiries and conduct examinations regarding compliance by Phoenix Life and its subsidiaries with securities and other laws and regulations affecting their registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted. There has been a significant increase in federal and state regulatory activity relating to financial services companies, with a number of recent regulatory inquiries focusing on late-trading, market timing and valuation issues. Our products entitle us to impose restrictions on transfers between separate account sub-accounts associated with our variable products.

In 2004 and 2005, the Boston District Office of the SEC conducted a compliance examination of certain of PNX's affiliates that are registered under the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Following the examination, the staff of the Boston District Office issued a deficiency letter primarily focused on perceived weaknesses in procedures for monitoring trading to prevent market timing activity. The staff requested PNX to conduct an analysis as to whether shareholders, policyholders and contract holders who invested in the funds that may have been affected by undetected market timing activity had suffered harm and to advise the staff whether PNX believes reimbursement is necessary or appropriate under the circumstances. A third party was retained to assist PNX in preparing the analysis. Based on this analysis, PNX advised the SEC that it does not believe that reimbursement is appropriate.

Over the past several years, a number of companies have announced settlements of enforcement actions with various regulatory agencies, primarily the SEC and the New York Attorney General's Office. While no such action has been initiated against us, it is possible that one or more regulatory agencies may pursue this type of action against us in the future.

Financial services companies have also been the subject of broad industry inquiries by state regulators and attorneys general which do not appear to be company-specific. In this regard, in 2004, PNX received a subpoena from the Connecticut Attorney General's office requesting information regarding certain distribution practices since 1998. Over 40 companies received such a subpoena. PNX cooperated fully and has had no further inquiry since filing its response.

These types of regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. While it is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses, we believe that their outcomes are not likely, either individually or in the aggregate, to have a material adverse effect on our consolidated financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

             Section 33-779 of the Connecticut General Statutes states that:
         "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

             Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: "Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise."


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable.

ITEM 16. (a) EXHIBITS


       1. Underwriting Agreement - Incorporated by reference to a filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.


       2.    Not applicable.


       3.    (i)  Articles of Incorporation - Incorporated by reference to a filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.

             (ii) Bylaws of PHL Variable Insurance Company, effective May 16,
                  2002 is incorporated by reference to a filing S-1 (File No. 333-87218) filed via Edgar on May 1, 2004.

       4. Form of Variable Annuity contract with MVA Rider - Incorporated by reference to a filing on Form S-1 (File No. 333-20277) filed via Edgar on January 23, 1997.


       5.    Opinion regarding legality - Refer to exhibit 23(b).

       6.    Not applicable.

       7.    Not applicable.

       8.    Opinion regarding tax matters - Refer to exhibit 23(c).

       9.    Not applicable.

       10.   Not applicable.

       11.   Not applicable.

       12.   Not applicable.

       13.   Not applicable.

       14.   Not applicable.

       15.   Not applicable.

       16.   Not applicable.

       17.   Not applicable.

       18.   Not applicable.

       19.   Not applicable.

       20.   Not applicable.

       21.   The Registrant has no subsidiaries.

       22.   Not applicable.

       23.   (a) Consent of PricewaterhouseCoopers LLP, filed herewith.

       23.   (b) Opinion and Consent of Kathleen A. McGah, Esq., filed herewith.


       24.   Powers of attorney filed herewith.


       25.   Not applicable.

       26.   Not applicable.

     (b) Certain schedules are inapplicable and therefore have been omitted. Applicable schedules are shown in the related financial statements filed herein.

  ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)   Not applicable.


       (5)   Not applicable.

       (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

             i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

             iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

             iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

       The undersigned registrant hereby undertakes pursuant to Item 512(h) of Regulation S-K:

       Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


  ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

            Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 24th day of April, 2007.


                                        PHL VARIABLE INSURANCE COMPANY

                                        By:  ___________________________________

                                             * Philip K. Polkinghorn
                                             President


By:/s/ Kathleen A. McGah
------------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 24th day of April, 2007.


       SIGNATURE                    TITLE
       ---------                    -----

                                    Director, Executive Vice President and Chief
----------------------------        Financial Officer
*Michael E. Haylon



----------------------------        President
*Philip K. Polkinghorn

                                    Director, Executive Vice President and Chief
----------------------------        Investment Officer
*James D. Wehr


                                    Senior Vice President and
----------------------------        Chief Accounting Officer
*Katherine P. Cody



By:/s/ Kathleen A. McGah
------------------------
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.



                                      S-1